Exhibit 4.8

COMMON TERMS AGREEMENT

among

BATH COUNTY ENERGY, LLC,

as Borrower,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent,

THE BANK OF NEW YORK MELLON,

as Collateral Agent,

THE BANK OF NEW YORK MELLON,

as Intercreditor Agent,

each FRN Holder, each Lender and each Revolving Facility Issuing Bank from Time to Time

Party Hereto

dated as of December 11, 2017

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7.8	Use of Proceeds	59
7.9	Separateness	59
7.10	Compliance with Material Project Documents	59
7.11	Energy Regulation	60
7.12	Account Control Agreements	60

SECTION 8.	NEGATIVE COVENANTS	60
8.1	Transactions with Affiliates	60
8.2	Prohibition on Fundamental Changes; Line of Business	60
8.3	Terrorism Sanctions Regulations	61
8.4	Liens	61
8.5	Indebtedness	61
8.6	Sale of Assets	62
8.7	Investments	62
8.8	Restricted Payments	63
8.9	Amendments to Organizational Documents; Etc.	63
8.10	Material Project Documents; Etc.	64
8.11	Maintenance of Accounts	64
8.12	Tax Elections	65
8.13	Swap Agreements	65

SECTION 9.	EVENTS OF DEFAULT	65
SECTION 10.	REMEDIES	69
10.1	Acceleration	69
10.2	Cash Collateralization	70
10.3	Application of Proceeds	70

SECTION 11.	MISCELLANEOUS	70
11.1	Amendments and Waivers	70
11.2	Notices	74
11.3	No Waiver; Cumulative Remedies	75
11.4	Survival of Representations and Warranties	75
11.5	Payment of Expenses and Taxes	75
11.6	Successors and Assigns; Participations and Assignments	76
11.7	Adjustments; Set-off	77
11.8	Counterparts	78
11.9	Severability	78
11.10	Integration	78
11.11	GOVERNING LAW	78
11.12	Submission To Jurisdiction; Waivers	78
11.13	Acknowledgements	79
11.14	Confidentiality	79
11.15	WAIVERS OF JURY TRIAL	81
11.16	USA Patriot Act	81
11.17	Scope of Liability	81
11.18	Joint Coordinating Lead Arrangers	83
11.19	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	83

ii

SCHEDULES:

4.9	UCC Filing Jurisdictions
4.9(b)	Mortgages
5.2(c)	Permits
5.2(i)(iii)	Survey
7.2	Required Insurance
7.9	Separateness Requirements
8.4	Permitted Liens
8.5(h)	Permitted Indebtedness
11.2	Addresses for Notices

EXHIBITS:

A	Form of Pledge and Security Agreement
B	Form of Intercreditor Agreement
C	Form of Depositary Agreement
D-1	Form of Officer’s Certificate
D-2	Form of Secretary’s Certificate
E	Form of Insurance Broker’s Funding Date Certificate
F	Form of Solvency Certificate
G	Form of Joinder
H	Form of Operating Report
I	Form of Material Project Documents and Bath Minority Management Agreement

iii

COMMON TERMS AGREEMENT (this “Agreement”), dated as of December 11, 2017, among BATH COUNTY ENERGY, LLC, a Delaware limited liability company (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lender Parties (in such capacity, the “Administrative Agent”), THE BANK OF NEW YORK MELLON, as Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”), THE BANK OF NEW YORK MELLON, as Intercreditor Agent for the Secured Parties (in such capacity, the “Intercreditor Agent”), each FRN Holder party hereto from time to time and each Lender Party party hereto from time to time.

RECITALS

WHEREAS, the Borrower is a wholly-owned indirect subsidiary, and Bath County Energy Holdings, LLC (“Holdings”) is a wholly-owned direct subsidiary, of Aspen Generating, LLC, a Delaware limited liability company (the “Acquisition Parent Company”);

WHEREAS, pursuant to that certain Amended and Restated Equity Interest and Asset Purchase Agreement, dated as of August 30, 2017 (the “Purchase Agreement”), among Allegheny Energy Supply Company, LLC, a Delaware limited liability company (“AE Supply”), Buchanan Energy Company of Virginia, LLC, a Virginia LLC, Allegheny Generating Company, a Virginia corporation (“Allegheny” and, together with AE Supply, each a “Seller” and, collectively, the “Sellers”) and the Acquisition Parent Company, the Acquisition Parent Company has agreed to, among other things, purchase the Purchased Bath Assets (as defined in the Purchase Agreement) (the “Acquisition”);

WHEREAS, pursuant to that certain Assignment Agreement to be dated as of the date of the closing of the Acquisition between the Acquisition Parent Company and the Borrower (the “Assignment Agreement”), the Acquisition Parent Company will assign to the Borrower its right to acquire the Project from Allegheny;

WHEREAS, the Borrower is entering into the Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), with the Administrative Agent, each of the Lenders party thereto from time to time and each of the Revolving Facility Issuing Banks party thereto from time to time, which, among other things, establishes certain senior secured credit facilities, pursuant to which the Lender Parties will agree, inter alia, to provide Revolving Loans and Letters of Credit under a Revolving Facility to fund working capital expenditures and for other general corporate purposes, including to support the obligations of the Borrower under Permitted Commodity Hedge and Power Sales Agreements, the Bath Operating Agreement, and other collateral requirements of the Borrower, and to fund the Debt Service Reserve Account, and the Lenders and the Revolving Facility Issuing Banks are willing to provide such senior secured credit facilities;

WHEREAS, the Borrower intends to issue $300,000,000 in aggregate principal amount of 4.58% senior secured notes, which will mature on the fifteenth (15th) anniversary of the Funding Date (the “Fixed Rate Notes”), pursuant to a Note Purchase Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Note Purchase Agreement”), among the Borrower and the FRN

Aspen Bath – Common Terms Agreement

Holders, the proceeds of which will be applied to pay the Sellers (or to reimburse LS Power Equity Partners III, L.P. (the “Sponsor”)) for a portion of the Bath Purchase Price (as defined in the Purchase Agreement), to pay related transaction costs, fees and expenses incurred in connection with the Transactions and to fund the Debt Service Reserve Account (unless the Debt Service Reserve Account is to be funded on the Funding Date with a Letter of Credit), and the FRN Holders are willing to purchase such Fixed Rate Notes on the terms and subject to the conditions set forth in the Credit Documents;

WHEREAS, the Borrower and Holdings have agreed to secure all of their Obligations (as hereinafter defined) by granting to the Collateral Agent, for the benefit of the Secured Parties (as hereinafter defined), a first priority lien on the Collateral (as hereinafter defined); and

WHEREAS, the Borrower, the Administrative Agent, the Collateral Agent, the Intercreditor Agent, the FRN Holders and the Lender Parties desire to enter into this Agreement in order to set out certain provisions regarding, inter alia, common conditions to the occurrence of the Closing Date and the Funding Date, common representations and warranties of the Obligors, common covenants of the Obligors and common Events of Default of the Obligors, in each case, under the Credit Documents.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including in the preamble and recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Bank”: any United States commercial bank(s) or financial institution(s) or a United States branch of a foreign commercial bank(s) or financial institution(s) having a long-term unsecured senior debt rating of at least BBB+ by S&P or at least Baa1 by Moody’s.

“Acceptable Letter of Credit”: an irrevocable letter of credit (a) that is issued by an Acceptable Bank in favor of the Collateral Agent (for the benefit of the Secured Parties) and (b) that is drawable if (i) it is not renewed or replaced at least thirty (30) days prior to its stated maturity date or (ii) a Negative Credit Event occurs with respect to the issuer and a replacement letter of credit has not been obtained from an Acceptable Bank within the earlier of (x) thirty (30) days after the downgrade giving rise to such Negative Credit Event and (y) two (2) Business Days prior to its stated maturity date.

“Account Control Agreements”: as defined in Section 7.12.

“Acquisition Parent Company”: as defined in the recitals hereto.

“Acquisition”: as defined in the recitals hereto.

“Acquisition Parent Company”: as defined in the recitals hereto.

Aspen Bath – Common Terms Agreement

“Additional Project Documents”: any contract or agreement related to the operation, maintenance, management, administration, ownership or use of the Project, the provision of electricity, water and other inputs therefor, the sale of electricity, RECs or other products therefrom or the provision of services therefor, entered into by, or assigned to, the Borrower subsequent to the Funding Date, but excluding (a) for the avoidance of doubt any agreements, documents and instruments providing for, governing or evidencing any Indebtedness permitted to be incurred under Section 8.5 (and, if applicable, any collateral or security agreements, documents and instruments relating thereto), (b) any contracts, agreements and other documents entered into in connection with (i) any Asset Disposition permitted under Section 8.6 or (ii) any Investment permitted under Section 8.7, (c) any Commodity Hedge and Power Sales Agreement and (d) any other contract or agreement for which the anticipated revenues or costs to the Borrower are less than $2,000,000.

“Administrative Agent”: as defined in the preamble hereto.

“AE Supply”: as defined in the recitals hereto.

“Affiliate”: at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person.

“Affiliated Debt Fund”: any Affiliate of the Sponsor (other than Holdings or the Borrower) that is a bona fide diversified debt fund either (a) with information barriers in place restricting the sharing of investment-related and other information between it and the Sponsor and the Obligors or (b) whose managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in the Sponsor and with information barriers in place restricting the sharing of investment-related and other information between such managers and the Sponsor; provided that neither the Sponsor nor any Obligor (nor any of the Sponsor’s nor any Obligor’s officers, directors or employees), directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund.

“Affiliated Financing Parties”: collectively, any Affiliate of the Borrower (other than Holdings or any Affiliated Debt Fund).

“Agent”: the Collateral Agent, the Intercreditor Agent, the Depositary Agent and/or the Administrative Agent, as the context may require.

“Agreement”: as defined in the preamble hereto.

“Allegheny”: as defined in the recitals hereto.

“Anti-Corruption Laws” as defined in Section 4.7(d)(i).

“Anti-Money Laundering Laws”: as defined in Section 4.7(c)(i).

“Applicable Law”: with respect to any Person, property or matter, any of the following applicable thereto: any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the Closing Date or thereafter and in each case as amended.

Aspen Bath – Common Terms Agreement

“Approved Fund”: as defined in the Credit Agreement.

“Asset Disposition”: any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower to any Person, other than:

(a) the disposition of obsolete, damaged, worn out or surplus property, assets or rights (including surplus real property), or property, assets or rights not used or useful in the business of the Borrower and where such property is not otherwise material to the operation of the Project or the business of the Borrower;

(b) any disposition of inventory or other product or byproduct of the business of the Borrower in the ordinary course of business;

(c) sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, natural gas, fuel, capacity, emissions credits, RECs, or ancillary services or other inventory in the ordinary course of business;

(d) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) leases or subleases of real or personal property in the ordinary course of business not materially interfering with the conduct by the Borrower of its business on or at the property that is the subject of such lease or sublease;

(f) termination or unwinding of Commodity Hedge and Power Sales Agreements;

(g) the liquidation, sale or use of cash and Cash Equivalents; and

(h) other sales or transfers on an arm’s-length basis for cash consideration having a fair market value not to exceed (i) $5,000,000 in any fiscal year and (ii) $15,000,000 in the aggregate for all such sales or transfers for the period from the Funding Date until the Scheduled Termination Date; provided that such sale or transfer is not reasonably expected to materially and adversely affect the operation and maintenance of the Project.

“Assignee”: as defined in the Credit Agreement.

“Assignment Agreement”: as defined in the recitals hereto.

Aspen Bath – Common Terms Agreement

“Available Amount”: with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Case Model”: the pro-forma model dated November 20, 2017, delivered by the Borrower to the FRN Holders and the Administrative Agent, containing financial projections for the Borrower and the Project through 2037, which shall be the model also delivered to KBRA and used to provide the final rating of the Fixed Rate Notes.

“Bath Minority Management Agreement” the Minority Owner Management Agreement, to be entered into between, the Borrower and Allegheny.

“Bath Operating Agreement”: the Bath County Pumped Storage Project Operating Agreement, dated June 17, 1981, among Monongahela Power Company, Allegheny, AE Supply (as successor-in-interest to The Potomac Edison Company and West Penn Power Company), the Borrower and VEPCO, as amended on or prior to the Funding Date.

“Bath Ownership Agreement”: the Project Construction and Purchase Agreement, dated June 17, 1981, among Monongahela Power Company, Allegheny, AE Supply (as successor-in-interest to The Potomac Edison Company and West Penn Power Company), the Borrower and VEPCO, as amended on or prior to the Funding Date.

“Benefited Financing Party”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Notice”: as defined in the Credit Agreement.

“Business Day”: any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed; provided that, with respect to notices and determinations in connection with, and payments of principal of and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

Aspen Bath – Common Terms Agreement

“Capital Expenditures”: expenditures incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than one year which are capitalized in accordance with GAAP other than in connection with the repair or restoration of the Project that is required because of an event or occurrence which causes damage to, or the destruction of, all, or any part of, the Project; provided that, for purposes of this Agreement, the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of property to the extent financed with Net Cash Proceeds paid on account of any Casualty Event in respect of the property being replaced, substituted, restored or repaired, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) O&M Costs, (d) Major Maintenance Expenses or (e) expenses under long-term services agreements, turbine maintenance agreements, spare parts agreements or other similar agreements.

“Capital Lease”: at any time, a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, provided that obligations that are recharacterized as capital leases due to a change in GAAP after the date hereof shall not be treated as capital leases for any purpose under this Agreement.

“Capital Lease Obligations”: with respect to any Person the obligations of such Person to pay rent or other amounts under a Capital Lease, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralized”: with respect to any Letter of Credit, the deposit by the Borrower of cash in a cash collateral account opened by the Administrative Agent (or by the applicable Revolving Facility Issuing Bank) in an amount at all times equal to 102.5% of the Available Amount of such Letter of Credit on terms and conditions reasonably satisfactory to the Administrative Agent and the applicable Revolving Facility Issuing Bank issuing such Letter of Credit. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A+ or higher from S&P or A1 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States or any state thereof that (i) is at least “adequately

Aspen Bath – Common Terms Agreement

capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has a Tier 1 capital ratio (as defined in such regulations) of not less than 10%; (e) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, issued or offered by the Administrative Agent, the Depositary Agent or its affiliates or any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000; (f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) or (e) above; (g) repurchase and reverse repurchase agreements with a term of not more than 30 days collateralized with government securities of the type referred to in clause (a) or (b) above, including those of the Depositary Agent or any of its affiliates, and entered into with a financial institution satisfying the criteria of clause (d) or (e) above; (h) investments in money market mutual funds having a rating in the highest investment category granted thereby from S&P or Moody’s, including any mutual fund for which the Depositary Agent or an affiliate of the Depositary Agent serves as investment manager, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (i) the Depositary Agent or an affiliate of the Depositary Agent receives fees from funds for services rendered, (ii) the Depositary Agent collects fees for services rendered pursuant to the Depositary Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Agreement may at times duplicate those provided to such funds by the Depositary Agent or an affiliate of the Depositary Agent; (i) other short-term investments utilized by foreign subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and (j) cash.

“Cash Flow Available for Debt Service”: for any period, the remainder of (a) Project Revenues earned during such period, minus (b) O&M Costs incurred during such period; provided that, notwithstanding anything to the contrary herein, (i) Cash Flow Available for Debt Service for the first full calendar quarter following the Funding Date shall be (A) actual Cash Flow Available for Debt Service for such quarterly period multiplied by (B) four, (ii) Cash Flow Available for Debt Service for the second full calendar quarter following the Funding Date shall be (A) actual Cash Flow Available for Debt Service for the two quarterly periods ending on such date multiplied by (B) two, (iii) Cash Flow Available for Debt Service for the third full calendar quarter following the Funding Date shall be (A) actual Cash Flow Available for Debt Service for the three quarterly periods ending on such date multiplied by (B) four-thirds and (iv) Cash Flow Available for Debt Service for the fourth full calendar quarter following the Funding Date shall be actual Cash Flow Available for Debt Service for the four quarterly periods ending on such date.

“Casualty Event”: an event that causes any of the Collateral (in whole or in part) to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear or (b) any Event of Eminent Domain.

“CC Offer Date”: as defined in Section 3.3(f).

“CC Offer to Prepay”: as defined in Section 3.3(f).

Aspen Bath – Common Terms Agreement

“CC Offer Period”: as defined in Section 3.3(f)(i).

“CC Purchase Date”: as defined in Section 3.3(f)(i)(A).

“Change of Control”:

(a) prior to the consummation of an initial public offering of the Parent, the Parent and/or any of its Affiliates (including each investment entity that the Parent, directly or indirectly, administers and manages as investment manager, managing member or general partner) shall cease to Control the Borrower unless (1) the entity acquiring Control of the Borrower (or the ownership interest of the Parent or any direct or indirect parent of the Borrower) is a Qualified Owner and (2) the Borrower provides an affirmation of the then-current rating with respect to the Fixed Rate Notes (after giving effect to the acquisition) from a Rating Agency;

(b) after the consummation of an initial public offering of the Parent, (i) any “person” or “group” (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) other than the Parent Controls the Borrower and (ii) the aggregate voting ownership interest of the Borrower beneficially owned (within the meaning of Rule 13d-5 of the Exchange Act), directly or indirectly, by such “person” or “group” exceeds the aggregate voting ownership interest beneficially owned (within the meaning of Rule 13d-5 of the Exchange Act), directly or indirectly, by the Parent;

(c) within 180 days after the consummation of an initial public offering of the Parent, more than 50% of the Borrower’s executive leadership team in place at the time of the initial public offering have resigned; and

(d) Holdings fails to own 100% of the voting and economic Equity Interests of the Borrower.

“CISADA”: as defined in Section 4.7(a).

“Closing Date”: the date on which each of the conditions precedent under Section 5.1 have been satisfied or waived in accordance with the terms of this Agreement.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property that, in accordance with the terms of the Security Documents, is intended to be subject to any Lien in favor of the Collateral Agent, acting on behalf of and for the benefit of the Secured Parties (or any sub-agent or other Person acting for or on behalf of the Secured Parties).

“Collateral Agent”: as defined in the preamble hereto.

“Commitment”: as defined in the Credit Agreement.

“Commitment Fees”: the commitment fees payable by the Borrower to Administrative Agent (for the account of the Lenders) pursuant to Section 2.3(a) of the Credit Agreement.

Aspen Bath – Common Terms Agreement

“Commodity Hedge and Power Sales Agreement”: any agreement (including each confirmation entered into pursuant to any master agreement or similar agreement, any tariff or other quasi-governmental binding agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, credit sleeve, power and/or capacity purchase and sale agreement (including, but not limited to, any physical call option and any heat rate option), tolling agreement, fuel purchase and sale agreement, emissions credit purchase and sale agreement, REC purchase and sale agreements, power transmission agreement, fuel transportation agreement, pipeline capacity agreement, fuel storage agreement, netting agreement or similar agreement entered into in respect of any commodity (but excluding any energy management agreements), and any agreement (including, but not limited to, any guarantee, credit sleeve or similar arrangement) providing for credit support for any of the foregoing.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Confidential Information”: as defined in Section 11.14.

“Consent”: with respect to any Additional Project Document (to the extent required pursuant to Section 8.10(b)(ii)), a consent to collateral assignment of each counterparty to such Additional Project Document (other than the Borrower), in a form reasonably acceptable to the Administrative Agent, the Collateral Agent and each FRN Holder.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the beneficial ownership (within the meaning of Rule 13d 5 of the Exchange Act), directly or indirectly, of at least 50.0% of the aggregate voting ownership interest of a Person; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Credit Agreement”: as defined in the recitals hereto.

“Credit Documents”: the collective reference to this Agreement, the Credit Agreement, the Promissory Notes, the Note Purchase Agreement, the Fixed Rate Notes, the Security Documents, the Fee Letters, and any other written agreement, instrument or undertaking delivered by any Obligor to any Financing Party pursuant to any of the foregoing and designated a “Credit Document” by the Borrower and the Required FRN Holders or the Required Lenders (excluding any Commodity Hedge and Power Sales Agreements) and any amendment, waiver, restatement, supplement or other modification to any of the foregoing.

“Credit Facilities”: the reference to the “Revolving Facility” under and as defined in the Credit Agreement.

Aspen Bath – Common Terms Agreement

“Credit Facility Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans, the Letters of Credit, all Revolving L/C Advances and all Revolving L/C Unreimbursed Drawings and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or any Lender Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any other Credit Document, the Letters of Credit, or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender Party that are required to be paid by the Borrower pursuant to the terms of the Credit Documents) or otherwise.

“Debt Service”: for any period, the sum, computed without duplication, of the following: (a) all scheduled payments of principal in respect of Indebtedness for Borrowed Money paid or payable (including the Loans) during such period (if any), (excluding (i) any payment due at the final maturity date of such Indebtedness for Borrowed Money and (ii) any mandatory prepayment of the Loans), plus (b) all amounts payable by the Borrower in respect of scheduled interest paid or payable in respect of Indebtedness for Borrowed Money during such period (including scheduled interest on the Loans and the Fixed Rate Notes), plus (c) all fees payable by the Borrower pursuant to the Credit Documents during such period; provided that, notwithstanding anything to the contrary herein, (i) Debt Service for the first full calendar quarter following the Funding Date shall be (A) actual Debt Service for such quarterly period multiplied by (B) four, (ii) Debt Service for the second full calendar quarter following the Funding Date shall be (A) actual Debt Service for the two quarterly periods ending on such date multiplied by (B) two, (iii) Debt Service for the third full calendar quarter following the Funding Date shall be (A) actual Debt Service for the three quarterly periods ending on such date multiplied by (B) four-thirds and (iv) Debt Service for the fourth full calendar quarter following the Funding Date shall be actual Debt Service for the four quarterly periods ending on such date.

“Debt Service Coverage Ratio”: for any period, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period.

“Debt Service Reserve Account”: the account of such name created under the Depositary Agreement.

“Debt Service Reserve Requirement”: as of any date of determination, an amount no less than (a) the aggregate scheduled interest with respect to the Fixed Rate Notes and (b) the amount of any letter of credit fees and Commitment Fees projected to be payable in respect of the Revolving Facility, in each case, for the six-month period occurring after such date.

“Default”: an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Defaulting Lender”: as defined in the Credit Agreement.

Aspen Bath – Common Terms Agreement

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained with a bank.

“Depositary Agent”: The Bank of New York Mellon, together with any of its successors, in its capacity as depositary agent.

“Depositary Agreement”: that certain Depositary Agreement, among the Borrower, Holdings, the Collateral Agent, the Intercreditor Agent and the Depositary Bank, which will be substantially in the form attached hereto as Exhibit C, as amended, revised, supplemented or otherwise modified from time to time

“DBRS”: DBRS Limited or DBRS, Inc., as applicable, and any successor to their rating agency business.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elected Excess Amount”: as defined in Section 3.3(b)(i)(F).

“Energy Management Agreements”: any agreement providing for marketing, trading and sales of fuel, power and other energy-related products and services including energy and risk management services relating thereto.

“Environmental Claim”: any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Materials of Environmental Concern; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety (to the extent related to exposure to Materials of Environmental Concern) or the environment (including natural resources).

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Laws (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health and safety or the environment.

Aspen Bath – Common Terms Agreement

“Equity Interests”: with respect to any Person, any and all shares, interests, participations or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under Section 414 of the Code.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loans”: as defined in the Credit Agreement.

“Event of Default”: any of the events specified in Section 9; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Event of Eminent Domain”: any compulsory transfer, seizure or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any material part of the Collateral or any of the property subject to a Mortgage, by any agency, department, authority, commission, board, instrumentality or political subdivision of the State of Virginia, the United States or another Governmental Authority having jurisdiction.

“EWG”: an “exempt wholesale generator,” as such term is defined in Section 1262(6) of PUHCA and the FERC’s regulations at 18 C.F.R. § 366.1.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Assets”: as defined in the Pledge and Security Agreement.

“Fee Letters”: (a) each Fee Letter, dated as of the date hereof, between the Borrower and each Joint Coordinating Lead Arranger, and (b) each other fee letter, dated as of the date hereof, between the Borrower and any other Financing Party (or any Affiliate thereof) that relates to the transactions contemplated hereby.

“FERC”: Federal Energy Regulatory Commission and its successors.

“Financing Parties”: the collective reference to the Lender Parties and the FRN Holders.

“Fitch”: Fitch Ratings and any successor to its rating agency business.

“Fixed Rate Notes”: as defined in the recitals hereto.

Aspen Bath – Common Terms Agreement

“FPA”: the Federal Power Act, as amended, and all rules or regulations adopted thereunder.

“FRN Holder”: initially, each FRN Purchaser, and from and after the issuance and purchase of the Fixed Rate Notes, each holder of Fixed Rate Notes pursuant to the terms of the Note Purchase Agreement.

“FRN Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Fixed Rate Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and Make-Whole Amount, if any, in respect of, the Fixed Rate Notes, and all other obligations and liabilities of the Borrower in respect of the Fixed Rate Notes, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Note Purchase Agreement, any other Credit Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Make-Whole Amount, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any FRN Holder that are required to be paid by the Borrower pursuant to the terms of the Credit Documents) or otherwise (whether or not evidenced by any note or instrument and whether or not for the payment of money).

“FRN Purchaser”: each “Purchaser” under and as defined in the Note Purchase Agreement.

“Funding Date: the date that each of the conditions precedent under Section 5.1 and Section 5.2 has been satisfied or waived in accordance with the terms of this Agreement.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, consistently applied, subject to Section 1.2(b).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners), any applicable regional transmission organization or independent system operator as approved by FERC or the North American Electric Reliability Corporation (or any applicable regional entity thereof).

“Governmental Official”: any (a) governmental official or employee or employee of any government-owned or government-controlled entity, (b) political party, official of a political party, or candidate for political office, or (c) official of any public international organization or anyone else acting in an official capacity.

Aspen Bath – Common Terms Agreement

“Guarantee”: any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) Performance Guarantees issued in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Holdings”: as defined in the recitals hereto.

“Indebtedness”: with respect to any Person, at any time, without duplication

(a) all Indebtedness for Borrowed Money of such Person;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d) the obligations under all Swap Agreements of such Person; and

(e) any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof;

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

Aspen Bath – Common Terms Agreement

“Indebtedness for Borrowed Money”: of any Person, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date, and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date. For the avoidance of doubt, Indebtedness for Borrowed Money shall not include any Purchase Money Indebtedness or Capital Lease Obligations.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Independent Engineer”: Lummus Consultants, and its successors, or another widely recognized independent engineering firm or engineer retained as an independent engineer by the Borrower, the appointment of which is approved in writing by the Required Financing Parties (such approval not to be unreasonably withheld).

“Insurance Consultant”: Moore McNeil, LLC, and its successors, or another nationally recognized independent insurance consultant retained as an insurance consultant by the Borrower, the appointment of which is approved in writing by the Required Financing Parties (such approval not to be unreasonably withheld).

“Intercompany Indebtedness”: as defined in Section 8.5(e).

“Intercreditor Agent”: as defined in the preamble hereto.

“Interest Period”: as defined in the Credit Agreement.

“Investment Accounts”: the Securities Accounts and the Deposit Accounts.

“Investments”: as to any Person, any direct or indirect acquisition or investment by such Person by means of (a) the purchase or other acquisition of any Equity Interest or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“Investment Grade” or “Investment Grade Rating”: with reference to any Indebtedness, that the Indebtedness have been assigned a credit rating of: (a) BBB or better by S&P; or (b) Baa2 or better by Moody’s; or (c) BBB or better by Fitch; or (d) BBB or better by KBRA; (e) BBB or better by DBRS or (f) such equivalent credit Rating from any other Rating Agency.

“ITC”: investment tax credit under Section 48 of the Code.

“Joinder”: a Joinder Agreement substantially in the form of Exhibit G.

Aspen Bath – Common Terms Agreement

“Joint Coordinating Lead Arrangers”: the reference to each of BNP Paribas Securities Corp., Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc., in each case together with its respective Affiliates, as joint coordinating lead arrangers with respect to the Commitments.

“KBRA”: Kroll Bond Rating Agency, Inc. and any successor to its rating agency business.

“Lender Parties”: the collective reference to the Lenders and the Revolving Facility Issuing Banks.

“Lenders”: as defined in the Credit Agreement.

“Letter of Credit”: as defined in the Credit Agreement.

“Lien”: with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of Equity Interests, voting trust agreements and all similar arrangements).

“Limited Conditionality Principles”: to the extent any lien or security interest in any Collateral (other than the pledge and perfection of the security interests after giving effect to the filings to be made pursuant to Section 5.2(i) and the delivery of documents contemplated pursuant to Section 5.2(i)) is not or cannot be perfected on the Funding Date after the Borrower’s use of commercially reasonable efforts to do so, then in each case, the creation and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities and the Fixed Rate Notes on the Funding Date, but instead may be accomplished within 30 days after the Funding Date in accordance with Section 7.7 and the Security Documents.

“Liquidity Reserve Account”: the account of such name created under the Depositary Agreement.

“Loan”: as defined in the Credit Agreement.

“Local Accounts”: one or more local checking, deposit or securities accounts with balances that do not exceed at any time $2,000,000 in the aggregate.

“Longstop Date” as defined in Section 5.2.

“Major Maintenance Expenses”: all costs, other than administrative costs and costs incurred in connection with the day-to-day operation and maintenance of the Project, incurred by the Borrower in accordance with Prudent Industry Practice for any overhaul of, or major maintenance procedure for, the Project or any part thereof (excluding any such costs that are payable by other Persons under warranty or similar agreements or insurance policies).

“Make-Whole Amount”: as defined in the Note Purchase Agreement.

Aspen Bath – Common Terms Agreement

“Market Consultant”: Leidos Engineering, LLC.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Borrower, (b) the ability of the Borrower to perform its obligations under this Agreement or the other Credit Documents to which it is a party, (c) the validity or enforceability of this Agreement or the other Credit Documents or (d) the material rights and remedies available to the Collateral Agent, the Lender Parties and the FRN Holders under the Credit Documents or the continued perfection and priority of the Security Documents.

“Material Project Documents”: (a) the Bath Operating Agreement, (b) the Bath Ownership Agreement and (c) any agreement that replaces or succeeds any of the foregoing.

“Material Project Participants”: (a) with respect to the Bath Operating Agreement and the Bath Ownership Agreement, VEPCO and (b), with respect to any other Material Project Document, each Person (other than the Borrower) from time to time party to such Material Project Document.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, toxic mold, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages”: (a) the Credit Line Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Virginia) to be entered into on the Funding Date by the Borrower to Lawyers Title Realty Services, Inc. for the benefit of the Collateral Agent and (b) any mortgage, deed of trust, assignment of leases and rents required to be delivered by the Borrower hereunder, in form and substance satisfactory to the Required Financing Parties, acting reasonably.

“Multiemployer Plan”: any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAIC”: the National Association of Insurance Commissioners or any successor thereto.

“Negative Credit Event”: with respect to an Acceptable Bank that has issued an Acceptable Letter of Credit, a downgrade in (including the withdrawal of) the Acceptable Bank’s long-term unsecured senior debt rating by S&P, Moody’s, KBRA or Fitch such that the Acceptable Bank no longer meets the credit criteria set forth in the definition of “Acceptable Bank.”

Aspen Bath – Common Terms Agreement

“Net Cash Proceeds”: in connection with any Asset Disposition, Casualty Event or Event of Eminent Domain, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, advisory fees, consent fees, regulatory approval fees, amounts required to be applied to the repayment of Indebtedness (including any premium, penalty and interest paid in connection with such payment) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Disposition, Casualty Event or Event of Eminent Domain (other than any Lien pursuant to a Security Document), other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof by the Borrower, including transactions or deemed transactions effected in order to carry out the related prepayment (after taking into account any available tax credits or deductions and any tax sharing arrangements), in each case (other than taxes) to the extent payable to a Person that is not an Affiliate of the Borrower.

“Non-Recourse Persons”: as defined in Section 11.17(a).

“Note Purchase Agreement”: as defined in the recitals hereto.

“O&M Costs”: for any period, the sum, computed without duplication among any of the following categories or from period to period, of all maintenance, operation and administration costs, which are incurred with respect to the Borrower and the Project (or any portion thereof) in any particular period (other than any costs to be funded from the Distribution Account (as defined in the Depositary Agreement)), including (i) franchise, licensing, sales, property, real estate, excise and other similar taxes (but not taxes on or measured by net income or any income tax equivalent unless the Borrower is obligated to pay such taxes under any Applicable Law), (ii) costs of any materials, supplies, spare parts, utilities or services for the Project, (iii) electricity and pumping costs (including costs of transmission and related charges), costs of additives or chemicals and transportation costs related thereto and the cost of other consumables), (iv) premiums for insurance policies, (v) payments under any lease, any Energy Management Agreement, or any other contractual obligations of the Borrower (including ordinary course settlement payments under the Commodity Hedge and Power Sales Agreements) and any other costs required to be paid to satisfy any Applicable Law, (vi) Major Maintenance Expenses and Capital Expenditures, (vii) Purchase Money Indebtedness (including Capital Lease Obligations), (viii) legal, accounting and consulting fees and expenses and other transaction costs, (ix) costs of obtaining, maintaining, renewing and amending any Permits, (x) employee salaries, wages and other employment related costs and (x) other general and administrative expenses, including expenses to keep the Collateral free and clear of all Liens (other than Permitted Liens) and administrative fees, costs and expenses and indemnification payments due in respect of Indebtedness. The amount of such costs to be attributed to a particular period shall be the amount actually incurred in such period; provided, however, that O&M Costs shall not include (a) costs, expenses and charges relating to any Casualty Event or Event of Eminent Domain, including any application of Net Cash Proceeds of a Casualty Event or Event of Eminent Domain to a reinvestment, restoration or repair work in respect of properties affected by the Casualty Event or Event of Eminent Domain or acquisition of replacement property, (b) Debt Service or prepayments or other payments of Indebtedness for Borrowed Money (excluding Purchase Money Indebtedness to the extent otherwise included), (c) non cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature and (d) payments of any kind with respect to Restricted Payments.

Aspen Bath – Common Terms Agreement

“Obligors”: the Borrower and Holdings.

“Obligations”: all Credit Facility Obligations and all FRN Obligations.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Listed Person”: as defined in Section 4.7(a).

“OFAC Sanctions Program”: any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource center/sanctions/Programs/Pages/Programs.aspx.

“Offer Date”: as defined in Section 3.3(b)(i).

“Offer Period”: as defined in Section 3.3(b)(i).

“Offer to Prepay”: as defined in Section 3.3(b).

“Parent”: LS Power Equity Partners III L.P. or, following an event that would be a Change in Control but for the ratings reaffirmation specified in clause (a) of the definition of “Change in Control,” the entity identified by the Borrower as ‘Parent’ thereafter.

“Participant”: as defined in the Credit Agreement.

“Pass-Through Entity”: any entity that is treated as an entity disregarded from its owner for U.S. federal income tax purposes or as a partnership that is not taxable as a corporation for U.S. federal income tax purposes.

“Patriot Act”: as defined in Section 11.16.

“PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Performance Guarantee”: any performance guaranty agreement entered into by the Borrower under which such Person (a) guarantees the performance of the Borrower under a principal lease, offtake, supply, service, construction, operating or other agreement relating to the Project or (b) is otherwise obligated to provide performance related support in connection with the Project, in each case to the extent such performance guaranty agreement does not guarantee or otherwise relate to Indebtedness for Borrowed Money.

“Permits”: (a) any action, approval, consent, waiver, exemption, variance, franchise, order, judgment, decree, permit, authorization, right, filing, registration, ruling, tariff, rate, certification, plan or license or other action or requirement of, with or from a Governmental Authority or (b) any required notice to, any declaration of, or with, or any registration by any Governmental Authority.

Aspen Bath – Common Terms Agreement

“Permitted Commodity Hedge and Power Sales Agreements”: any Commodity Hedge and Power Sales Agreement entered into by the Borrower after the Funding Date pursuant to Section 8.13.

“Permitted Hedge Counterparties”: any Person (i) that (A) is a commercial bank, investment bank, insurance company, investment fund or other similar financial institution or affiliate thereof, (B) is a public utility or any exchange (e.g., Intercontinental Exchange, Inc.) or regional system operator (e.g. PJM), (C) is in the business of selling, marketing, purchasing, trading or distributing electric energy or transporting, selling, marketing, trading or storing fuel or (D) is party to a Permitted Commodity Hedge and Power Sales Agreement as of the Funding Date, and (ii) as of the date the applicable Permitted Commodity Hedge and Power Sales Agreement is entered into, with respect to any such Person other than one described in clause (i)(B) or (D), that has a rating of at least BBB+ by S&P and at least Baa1 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB+ by S&P or at least Baa1 by Moody’s respectively) for its unsecured long-term senior debt obligations (or whose obligations under such Permitted Commodity Hedge and Power Sales Agreement are guaranteed in full by a guaranty of a Person with such ratings); provided that, if such Person is a Person described in clause (i)(C) (other than a Person also described in clause (i)(B) or (D)) and is a party to a Permitted Commodity Hedge and Power Sales Agreement that is physically settled, such Person shall, in lieu of the ratings set forth above, be required to have only a rating of at least BBB- by S&P and at least Baa3 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB- by S&P or at least Baa3 by Moody’s respectively) for its unsecured long-term senior debt obligations (or whose obligations under such Permitted Commodity Hedge and Power Sales Agreement are guaranteed in full by an unconditional guaranty of a Person with such ratings); provided, further, that if, as of any date of determination, such Person does not have any rating of its unsecured long-term senior debt obligations, then such Person’s corporate (or corporate issuer, as applicable) rating shall be at least BBB- by S&P and at least Baa3 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB- by S&P or at least Baa3 by Moody’s respectively).

“Permitted Indebtedness”: as defined in Section 8.5.

“Permitted Liens”:

(a) Liens created pursuant to the Security Documents;

(b) Liens for (i) Taxes not yet due or (ii) Taxes that are being contested in good faith by appropriate proceedings; provided that, in the case of sub-clause (ii) only, adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or in connection with the operation and maintenance of property, which do not in the aggregate materially detract from the value of the property to which they are attached or materially impair the use thereof or that are for amounts not overdue for a period of more than 90 days or that are being contested in good faith by appropriate dispute resolution or other proceedings and are either bonded over or for which adequate reserves with respect thereto are maintained on the books of the Borrower, as the case may be, in conformity with GAAP;

Aspen Bath – Common Terms Agreement

(d) Liens, deposits or pledges to secure the performance of trade contracts (other than for Indebtedness for Borrowed Money), bids, tenders, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way and other similar encumbrances on title to real property that do not render title to such property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purpose;

(f) (i) Liens securing Indebtedness incurred under clauses (b) and (g) of Section 8.5 (and Permitted Refinancing Indebtedness in respect of the same), (ii) Liens securing Purchase Money Indebtedness incurred pursuant to clause 8.5(d) and (iii) Liens securing obligations under any Permitted Commodity Hedge and Power Sales Agreement or other Swap Agreement permitted under Section 8.13, subject to any applicable limitations in the Intercreditor Agreement;

(g) Liens in existence on the date hereof set forth on Schedule 8.4;

(h) Liens securing judgments for the payment of money (not constituting a Default under Section 9(h)) or securing appeal or other surety bonds related to such judgments;

(i) deposits or pledges to secure statutory obligations relating to worker’s compensation, unemployment insurance or other social security legislation;

(j) any interest or title of a lessor under any lease entered into by the Borrower in the ordinary course of its business and covering only the assets so leased;

(k) all matters disclosed on the Survey delivered on the Funding Date pursuant to Section 5.23(k)(iii) or listed as an exception or Lien in any Title Policy insuring the Property subject to the Mortgage or delivered in connection with Section 7.7(b);

(l) other Liens that would not, in the aggregate, reasonably be expected to materially detract from the use of the affected property or the value of the Collateral as a whole and that do not secure Indebtedness for Borrowed Money;

(m) zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any real property, including easements and rights of way appertaining thereto;

(n) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(o) any Lien arising in the ordinary course of business consistent with past practices by operation of law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by appropriate dispute resolution or other proceedings;

(p) Liens on accounts receivable and each related deposit or securities account to the extent such accounts receivable are deposited therein granted in each case on customary terms over no greater than 60 days of receivables pursuant to any Permitted Commodity Hedge and Power Sales Agreement or any Energy Management Agreement and entered into by the Borrower or any of its Affiliates in the ordinary course of business;

Aspen Bath – Common Terms Agreement

(q) Liens arising under (i) terms and conditions of contractual obligations of the Borrower in any agreement, instrument or other written undertaking in existence on the Funding Date or (ii) Additional Project Documents not for Indebtedness for Borrowed Money and otherwise permitted under Section 8.10;

(r) Liens on deposits of cash or Cash Equivalents securing obligations under any Permitted Commodity and Power Sales Agreements which deposits shall not exceed $20,000,000 in the aggregate at any one time outstanding;

(s) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(t) Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $2,000,000 at any one time;

(u) any netting or set-off arrangements under any contractual obligations of the Borrower in any agreement, instrument or other written undertaking otherwise permitted under the Intercreditor Agreement;

(v) Liens on Excluded Assets; and

(w) Liens with respect to any cash collateral account for the benefit of a holder of Indebtedness permitted under Sections 8.5(k) or (l) and where the amounts deposited into such cash collateral accounts shall not exceed $20,000,000 in the aggregate at any one time outstanding.

“Permitted Refinancing Indebtedness”: Indebtedness incurred to refinance all or any portion of any other Indebtedness of the Borrower; provided that:

(a) the aggregate principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness being refinanced (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums (including Make-Whole Amount) incurred by the Borrower in connection therewith);

(b) such Indebtedness has a final maturity date (or require mandatory commitment reduction in full) equal to or later than the date that is the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being refinanced;

(c) if such Indebtedness being refinanced is subordinated in right of payment to the Fixed Rate Notes and the Loans, such Indebtedness remains subordinated in right of payment to the Fixed Rate Notes and the Loans on terms at least as favorable to the FRN Holders and the Lender Parties as those contained in the documentation governing such Indebtedness being refinanced;

Aspen Bath – Common Terms Agreement

(d) such Indebtedness is incurred by the Borrower;

(e) such Indebtedness is not secured, or purported to be secured, by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or, if a refinancing of the Notes or other Secured Pari Indebtedness, such Indebtedness shall not rank higher in right of payment under the Depositary Agreement than the Indebtedness being refinanced; and

(f) any additional terms and conditions applicable to such Indebtedness are not materially adverse to the interests of the FRN Holders or the Lenders.

“Person”: an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, business entity, estate or other judicial entity or Governmental Authority.

“Phase I Report”: that certain Phase I site assessment report, dated November 2017, prepared by EA Engineering, Science, Technology, Inc.

“PJM”: PJM Interconnection L.L.C. and any successor entity thereto or to its functions.

“Plan”: an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five (5) years, has been established or maintained, or to which contributions are or, within the preceding five (5) years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

“Pledge and Security Agreement”: that certain pledge and security agreement made by the Borrower and Holdings in favor of the Collateral Agent, which will be substantially in the form attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Pledged Notes”: as defined in the Pledge and Security Agreement.

“Pledged Stock”: as defined in the Pledge and Security Agreement.

“Project”: a 23.75% undivided interest in the hydroelectric generation facilities and all other ancillary facilities, improvements, buildings and other structures included as part of the Bath County Pumped Storage Station licensed by FERC as Project No. 2716, but excluding the Bath Transmission Lines (as defined in the Purchase Agreement).

“Project Commercially Reasonably Efforts”: in the case of the ownership or operation of the Project, with respect to any undertaking by the Borrower to comply with any of the covenants set forth in this Agreement or the other Credit Documents, to the extent the Borrower has rights over such action under the Bath Operating Agreement, the Bath Ownership Agreement and the Bath Minority Management Agreement, that the Borrower has used commercially reasonable efforts to cause such compliance in all material respects with such covenant to the extent reasonable after taking into account the Borrower’s relationships with its relevant business partners.

Aspen Bath – Common Terms Agreement

“Project Documents”: the Material Project Documents and any other agreements or documents relating to operation and maintenance of the Project.

“Project Revenues”: for any period, all revenues earned by the Borrower, including (a) the proceeds earned from any Asset Disposition, (b) revenues earned from the sale, transmission and distribution of electrical energy, capacity, energy transmission, blackstart capability, ancillary services and RECs, (c) payments due to the Borrower under Energy Management Agreements and Commodity Hedge and Power Sales Agreements, (d) investment income earned on amounts in any accounts of the Borrower, (e) proceeds of business interruption insurance due to the Borrower, (f) proceeds of liability insurance due to the Borrower (and not required to be paid to a Person other than the Borrower) and (g) all other operating income, however earned or received, by the Borrower during such period.

“Project Subsidies”: any ITCs available to the Borrower.

“Promissory Notes”: the collective reference to any promissory note evidencing Loans.

“Properties”: the facilities and properties owned, leased or operated by the Borrower.

“property” or “properties”: unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudent Industry Practice”: those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric generating and transmission industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of electric generating and transmission facilities and (b) are otherwise in compliance in all material respects with Applicable Law. Prudent Industry Practices are not limited to the optimum practices, methods or acts to the exclusion of all others, but rather include a spectrum of possible practices, methods or acts commonly employed in the utility generation and transmission industry during the relevant period in light of the circumstances.

“PUHCA”: the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.

“Purchase Agreement”: as defined in the recitals hereto.

“Purchase Agreement Representations”: the representations and warranties made by Sellers with respect to the Project in the Purchase Agreement that are material to the interests of the Lenders and FRN Holders.

“Purchase Date”: as defined in Section 3.3(b)(i)(B).

“Purchase Money Indebtedness”: Indebtedness (a) incurred to finance the purchase, lease or construction (including additions, repairs and improvements thereto) of any assets of such Person and (b) that is secured solely by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (and assets or property affixed or appurtenant thereto and any proceeds thereof).

Aspen Bath – Common Terms Agreement

“Qualified Owner”: a person (whether directly or indirectly through one or more of its affiliates) that at the time immediately prior to acquiring Control of the Borrower (a) has (or is a direct or indirect subsidiary of a person who has) a tangible net worth of at least $100,000,000 or available committed funds of at least $100,000,000, and (b)(i) is or has been a majority owner of, or an operator of, one or more electric generating facilities that, in the aggregate, have a nameplate capacity of 500 megawatts or more, (ii) currently operates one or more electric generating facilities that, in the aggregate, have a nameplate capacity of 500 megawatts or more, (iii) currently employs or engages a Recognized Operator with respect to the Project pursuant to a separate written management agreement, (iv) is the same person that manages and operates the Project both immediately prior to, and after giving effect to, the acquisition by the person (whether directly or indirectly through one or more of its affiliates) of Control of the Borrower (assuming that the Borrower was, immediately prior to the transfer of Control of the Borrower, in compliance with the requirements imposed on any operator of the Project pursuant to the Credit Documents) or (v) if such person does not meet the foregoing criteria set out under clauses (b)(i) through (iv) above, any person that is acceptable to the Required Financing Parties in their reasonable discretion.

“Quarterly Date”: each March 31, June 30, September 30 and December 31.

“Rating Agency”: (a) Moody’s, S&P, Fitch, KBRA or DBRS, and (b) if none of Moody’s, S&P, Fitch, KBRA or DBRS issues a senior unsecured long-term debt rating, corporate credit rating or issuer rating for the applicable Person or fails to make such rating publicly available, a “nationally recognized statistical rating organization” registered under the Exchange Act that is reasonably acceptable to the Required Financing Parties.

“Recognized Operator”: at any time, (a) VEPCO or (b) a person of nationally recognized standing in operating and maintenance services with respect to hydroelectric projects located in the United States similar to the Project, which person then operates one or more electric generating facilities that, in the aggregate, have a nameplate capacity of 500 megawatts or more.

“RECs”: all renewable energy credits, offsets, or other benefits (other than the Project Subsidies) allocated, assigned or otherwise awarded or certified to the Borrower by any Governmental Authority, program administrator or other certification board or other Person generally recognized in the hydroelectric generation industry in connection with the Project, including all such credits, offsets, or other benefits allocated, assigned or otherwise awarded or certified to the Borrower.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, trustees, agents and advisors of such Person.

“Relevant Date”: as defined in Section 8.8.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Reporting Deliverable” as defined in Section 9(b).

Aspen Bath – Common Terms Agreement

“Required Financing Parties”: the holders of more than 50% of the aggregate of (a) aggregate unpaid principal amount of Fixed Rate Notes then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Extensions of Credit then outstanding. Subject to Section 11.1(g), (1) any Fixed Rate Notes held by an Affiliated Financing Party or Affiliated Debt Fund shall be disregarded in determining Required Financing Parties at any time and (2) Total Revolving Commitments and Total Extensions of Credit of any Defaulting Lender, any Affiliated Financing Party or any Affiliated Debt Fund shall be disregarded in determining Required Financing Parties at any time, except, solely with respect to Defaulting Lenders, as otherwise set forth in Section 2.18 of the Credit Agreement.

“Required FRN Holders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of Fixed Rate Notes then outstanding. Subject to Section 11.1(g), any Fixed Rate Notes held by an Affiliated Financing Party or Affiliated Debt Fund shall be disregarded in determining Required FRN Holders at any time.

“Required Lenders”: at any time, the holders of more than 50% of, without duplication, (a) until the Funding Date, the Commitments then in effect and (b) thereafter, the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Extensions of Credit then outstanding. Subject to Section 11.1(g), Total Revolving Commitments and Total Extensions of Credit of any Defaulting Lender, any Affiliated Financing Party or any Affiliated Debt Fund shall be disregarded in determining Required Lenders at any time, except, solely with respect to Defaulting Lenders, as otherwise set forth in Section 2.18 of the Credit Agreement.

“Reserve Accounts”: the Debt Service Reserve Account and the Liquidity Reserve Account.

“Responsible Officer”: the chief executive officer, president, vice president, Senior Financial Officer, treasurer or assistant treasurer, or other similar officer of the Borrower or Holdings as applicable that in each case has responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment”: (a) any dividend payment or other distribution of assets, properties, cash rights, obligations or securities on account of any shares of any class of Equity Interests of the Borrower, (b) any payment of subordinated Indebtedness owed to an Affiliate of the Borrower (unless otherwise permitted in accordance with the terms of subordination reasonably acceptable to the Intercreditor Agent) or (c) any purchase, redemption or any other acquisition for value of any shares of any class of Equity Interests of the Borrower or of any warrants, rights or options to acquire any such shares, in each case now or hereafter outstanding.

“Revenue Account”: the account of such name created under the Depositary Agreement.

“Revolving Commitment”: as defined in the Credit Agreement.

“Revolving Facility”: as defined in the Credit Agreement.

“Revolving Facility Issuing Bank”: as defined in the Credit Agreement.

Aspen Bath – Common Terms Agreement

“Revolving Facility Maturity Date”: the fifth anniversary of the Funding Date.

“Revolving L/C Advance”: as defined in the Credit Agreement.

“Revolving L/C Application”: as defined in the Credit Agreement.

“Revolving L/C Fees”: the letter of credit fees payable by the Borrower to Administrative Agent (for the account of the Revolving Lenders) pursuant to Section 2.3(c) of the Credit Agreement.

“Revolving L/C Obligations”: as defined in the Credit Agreement.

“Revolving L/C Unreimbursed Drawing”: as defined in the Credit Agreement.

“Revolving Loan”: as defined in the Credit Agreement.

“Standard & Poor’s” or “S&P”: Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Scheduled Termination Date”: the 15th anniversary of the Funding Date.

“SEC”: the U.S. Securities and Exchange Commission.

“Secured Pari Indebtedness”: the Fixed Rate Notes, the Credit Facility and any other Senior Indebtedness that is secured on a pari passu basis with the Collateral pursuant to the terms of the Intercreditor Agreement.

“Secured Parties”: collectively, the Administrative Agent, Collateral Agent, Intercreditor Agent, the Persons that have extended, or that are obligated to extend, financial accommodations to the Borrower pursuant to the Credit Documents, including, without limitation, the FRN Holders and the Lender Parties and secured Permitted Hedge Counterparties.

“Securities” or “Security”: shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Accounts”: all “securities accounts” as defined in Article 8 of the UCC.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents”: collectively, the Pledge and Security Agreement, the Intercreditor Agreement, the Depositary Agreement, the Mortgages, the Account Control Agreements, the Consents and each other security agreement, pledge agreement or mortgage executed and delivered to secure the Fixed Rate Notes and the Credit Facility.

“Seller” or “Sellers”: as defined in the recitals hereto.

Aspen Bath – Common Terms Agreement

“Seller Material Adverse Effect”: any fact, circumstance, event, change, effect or occurrence that, with all other facts, circumstances, events, changes, effects or occurrences, (a) has or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets, or properties, taken as a whole, of the Bath Business (as defined in the Purchase Agreement) or (b) that would be reasonably likely to prevent or materially delay or materially impair the ability of Sellers to consummate the Bath Transaction (as defined in the Purchase Agreement), provided, however, that no facts, circumstances, events, changes, effects or occurrences (by themselves or when aggregated with any other facts, circumstances, events, changes, effects or occurrences) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Seller Material Adverse Effect or shall be taken into account when determining whether there has, may, would or could have occurred a Seller Material Adverse Effect (except, with respect to any fact, circumstance, event, change, effect or occurrence described in clauses (A) or (F)(2) below, to the extent that it has a disproportionate impact on the Bath Facility (as defined in the Purchase Agreement) relative to other similar generating facilities), but then only the extent of such disproportionate impact shall be considered for purpose of determining if a Seller Material Adverse Effect has occurred: (A) the effect of any change generally affecting the industries in which the Bath Business operates or the economy or the financial or securities markets (including changes in interest rates or other costs for or reduction in the availability of financing) in the United States or elsewhere in the world, including any regulatory and political conditions or developments, or any outbreak or escalation of hostilities, weather, climate change, acts of God, declared or undeclared acts of war or terrorism, (B) any litigation relating to the Purchase Agreement or the Bath Transaction commenced by Buyer or its Affiliates against a Seller or its Affiliates, (C) weather, (D) the seasonality of the Bath Business, (E) effects of public perceptions of power generation facilities or matters related thereto, (F) the effect of (1) the announcement of, or compliance with, the Purchase Agreement or the announcement of the Bath Transaction or the identity of Buyer or its Affiliates or any facts or circumstances relating to Buyer or its Affiliates, or (2) any changes in applicable Law or GAAP or interpretation thereof, (G) any action taken (or not taken) by a Seller at the written request of Buyer, (H) any failure of Sellers to meet any projections, forecasts or estimates (but not the underlying cause of such failure), or (I) any changes in the credit rating of Sellers or their Affiliates (but not the underlying cause of such change).

“Senior Financial Officer”: the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower or Holdings, as applicable, or, if specified by the Borrower, another officer of the Borrower or Holdings.

“Senior Indebtedness”: the Indebtedness of the Borrower that is not expressed to be subordinate or junior in rank to any other Indebtedness of the Borrower, including any Indebtedness under this Agreement or any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any existing Senior Indebtedness.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing

Aspen Bath – Common Terms Agreement

determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required, as of such date, to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) as of such date, such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Sponsor”: as defined in the recitals.

“Subsidiary”: as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

“Survey”: as defined in Section 5.2(j)(iii).

“SVO”: the Securities Valuation Office of the National Association of Insurance Commissioners or any successor to such office.

“Swap Agreement”: (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement, (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Aspen Bath – Common Terms Agreement

“Swap Termination Value”:, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Synthetic Lease”: at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties or other additions to tax with respect thereto.

“Termination Date”: the date on which (a) all Commitments have expired or been terminated, (b) the principal of and interest on each Loan and each Fixed Rate Note and all fees and other Obligations payable under the Credit Documents shall have been paid in full and (c) all Letters of Credit have been cancelled, expired or terminated and all Revolving L/C Unreimbursed Drawings have been reimbursed (unless the total outstanding amount of the Revolving L/C Obligations have been Cash Collateralized).

“Title Insurance Companies”: as defined in Section 5.2(i)(ii).

“Title Policy”: as defined in Section 5.2(i)(ii).

“Total Extensions of Credit”: as defined in the Credit Agreement.

“Total Revolving Commitments”: as defined in the Credit Agreement.

“Transactions”: collectively, (a) the funding of the Revolving Loans and the issuance of the Fixed Rate Notes on the Funding Date and the execution and delivery of Credit Documents to be entered into on the Closing Date and the Funding Date, as applicable, (b) the issuance of the Letters of Credit contemplated to be issued on the Funding Date, (c) the consummation of the Acquisition and other related transactions contemplated by the Purchase Agreement and (d) the payment of transaction expenses in connection with the foregoing.

“Transaction Documents”: the Credit Documents and the Material Project Documents.

“Transferee”: any Assignee or Participant.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

Aspen Bath – Common Terms Agreement

“United States” and “U.S.”: the United States of America.

“U.S. Blocked Person”: as defined in Section 4.15(a).

“U.S. Economic Sanctions”: as defined in Section 4.15(a).

“U.S. Treasury”: the U.S. Department of the Treasury.

“VEPCO”: Virginia Electric and Power Company (d/b/a Dominion Virginia Power).

“VSCC”: the Virginia State Corporation Commission and any successor agency.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional and Interpretive Provisions.

(a)

As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Obligor not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interest, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

Aspen Bath – Common Terms Agreement

(b)

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(c)

The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)	The word “or” as among several clauses is not exclusive unless the context otherwise requires.

(f)

Any Default or Event of Default that occurs and is continuing solely as a result of a failure of any Obligor to provide to the Administrative Agent, the Collateral Agent, the Depositary Agent, a Lender Party or a FRN Holder a notice, a report, a budget, a certificate, financial statements or a similar written deliverable (collectively a “Reporting Deliverable”) prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the Administrative Agent, the Collateral Agent, the Depositary Agent, such Lender Party or such FRN Holder, as applicable, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed.

SECTION 2. FACILITIES, FEES AND COLLATERAL

2.1 Incurrence of Obligations. The incurrence of the Obligations on and after the Funding Date shall be made in accordance with, and pursuant to the terms of this Agreement, the Credit Agreement and the Note Purchase Agreement, as applicable, subject, in the case of the Funding Date, to the satisfaction of conditions precedent in Sections 5.1 and 5.2.

2.2 Fees.

(a)

Agency Fees. The Borrower shall pay (or cause to be paid) to the Agents on the Funding Date and on each other date as specified in the applicable Fee Letter and as may be agreed in writing from time to time between the Borrower and the other Agents, solely for the account of the relevant Agent, the amounts payable at the times set forth therein. Such amounts due and payable on the Funding Date may be paid out of the proceeds of the Fixed Rate Notes.

Aspen Bath – Common Terms Agreement

(b)	Commitment Fees. The Borrower shall pay to the Administrative Agent (for the account of the Lenders) the Commitment Fees.

(c)

Letter of Credit Fees, Etc. The Borrower shall pay to (i) the Administrative Agent (for the account of the Revolving Lenders) the Revolving L/C Fees, (ii) each Revolving Facility Issuing Bank that has fronting exposure a fronting fee in accordance with Section 2.3(d) of the Credit Agreement and (iii) each Revolving Facility Issuing Bank the standard costs and charges described in Section 2.3(d) of the Credit Agreement.

SECTION 3. COMMON PAYMENT PROVISIONS

3.1 Repayment of Principal.

(a)

The entire unpaid principal balance of the Fixed Rate Notes shall be due and paid at par and without payment of the Make-Whole Amount, or any premium, on the Scheduled Termination Date in accordance with the Note Purchase Agreement.

(b)	The Borrower shall repay all outstanding Revolving Loans on the Revolving Facility Maturity Date in accordance with the Credit Agreement.

3.2 Optional Prepayments.

(a)	The Borrower may at any time and from time to time elect to prepay the Loans in accordance with Section 2.5 of the Credit Agreement.

(b)	The Borrower may at any time and from time to time elect to prepay the Fixed Rate Notes in accordance with Section 7.2 of the Note Purchase Agreement.

3.3 Mandatory Prepayments.

(a)

Casualty Event; Event of Eminent Domain. Subject to the terms of this Section 3.3, the Borrower shall be required to make a mandatory prepayment or redemption, as the case may be, of the Obligations if the Borrower receives Net Cash Proceeds in excess of $5,000,000 in respect of any Casualty Event or any Event of Eminent Domain; provided that such Net Cash Proceeds (or the applicable portion of such Net Cash Proceeds) shall be excluded from the requirements of this clause (a) if (i) in good faith the Borrower intends to reinvest (or commits to reinvest) all or any portion of such Net Cash Proceeds in assets useful for their business (including by any restoration or repair work in respect of

Aspen Bath – Common Terms Agreement

properties affected by the Casualty Event or Event of Eminent Domain or an acquisition of replacement property) within three hundred sixty (360) days following receipt of such Net Cash Proceeds, and the Borrower so reinvests such Net Cash Proceeds within such period or (ii) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within three hundred sixty (360) days following receipt thereof, and the Borrower so reinvests such Net Cash Proceeds within one hundred eighty (180) days following such three hundred sixty (360) day period; provided, further, that a Responsible Officer of the Borrower shall certify to the FRN Holders and the Administrative Agent such good faith intention to reinvest (or commit to reinvest) all or any portion of such Net Cash Proceeds within ten (10) Business Days after receipt thereof.

(b)

Offers to Redeem Subject to Section 3.3(a). In connection with the occurrence of an event specified in Section 3.3(a), an offer to prepay the Fixed Rate Notes (each, an “Offer to Prepay”) shall be made by the Borrower within ten (10) Business Days of the receipt of the Net Cash Proceeds described in Section 3.3(a) as set forth below:

(i)

On the date occurring within the applicable ten (10) Business Day period specified above (the “Offer Date”), the Borrower shall make an Offer to Prepay, which shall remain open for a period of at least twenty (20) days following its commencement (the “Offer Period”), by sending a notice to each FRN Holder in accordance with Section 11.2 which notice shall contain all instructions and forms necessary to enable each FRN Holder to accept the Offer to Prepay with respect to its Fixed Rate Notes and, if applicable, to tender its Fixed Rate Notes with respect to such Offer to Prepay, it being understood that each FRN Holder shall have the right to accept the Offer to Prepay prior to the expiration of the applicable Offer Period. Such notice, which shall govern the terms of the Offer to Prepay, shall describe the events or circumstances giving rise to such Offer to Prepay, and shall state that such Offer to Prepay is being made pursuant to this Section 3.3(b) and shall state:

(A)

if applicable, the aggregate amount being offered by the Borrower to prepay the Fixed Rate Notes and to pay unpaid accrued interest on the principal amount of the Fixed Rate Notes and any other Obligations in respect of the Fixed Rate Notes, which amount shall be determined by multiplying the Net Cash Proceeds available to be applied to prepayment by a fraction, (x) the numerator of which shall be the aggregate outstanding principal amount of the Fixed Rate Notes and (y) the denominator of which shall be the aggregate principal amount of all outstanding Fixed Rate Notes plus the aggregate principal amount of all outstanding Revolving Loans;

Aspen Bath – Common Terms Agreement

(B)

the date (the “Purchase Date”), which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the Offer Date, on which the Borrower shall prepay the Fixed Rate Notes validly tendered for prepayment pursuant to this Section 3.3(b);

(C)

that during the Offer Period, each FRN Holder has the right to accept or decline such Offer to Prepay as to its pro rata share thereof (such pro rata share to be determined by multiplying the aggregate amount of such Offer to Prepay by a fraction, the numerator of which is the aggregate principal amount of the Fixed Rate Notes owing to such FRN Holder on the Offer Date and the denominator of which is the aggregate principal amount of all outstanding Fixed Rate Notes);

(D)	that any Fixed Rate Note not tendered by the relevant Holder for prepayment shall continue to accrue interest;

(E)	that, unless the Borrower defaults in making such payment, the Fixed Rate Notes tendered for payment pursuant to the Offer to Prepay shall cease to accrue interest after the Purchase Date;

(F)

that any FRN Holder electing (x) to accept its pro rata share (as determined in accordance with clause (C) above) of the proposed prepayment shall provide a notice of acceptance to the Borrower which shall indicate that (1) it will accept its full pro rata share and (2) the maximum amount, if any, in excess of its pro rata share of the applicable Offer to Prepay it will accept for prepayment in the event that proceeds remain in respect of such prepayment event, such amount for each FRN Holder, the “Elected Excess Amount”) or (y) not to have its Fixed Rate Notes prepaid in its pro rata share shall provide a notice of rejection to the Borrower, in each case within twenty (20) days after receipt by such FRN Holder of the Offer to Prepay from the Borrower, and that failure of any FRN Holder to so provide to the Borrower such notice of acceptance or notice of rejection within such twenty (20) days shall be deemed to be a rejection by such holder of its pro rata share (as determined in accordance with clause (C) above) of such Offer to Prepay; provided that, for the avoidance of doubt, a FRN Holder may only elect to receive all of or none of its pro rata share in respect of any such Offer to Prepay;

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(G)

that FRN Holders electing to have any Fixed Rate Notes purchased in full (to the extent cash is available therefor) pursuant to an Offer to Prepay will be required to surrender such Notes within ten (10) Business Days after purchase; and

(H)	the private placement number (CUSIP), if any, printed on such Fixed Notes.

(ii)

The Borrower shall, at least two (2) Business Days prior to the Purchase Date, deliver to each FRN Holder being prepaid an Officer’s Certificate confirming the principal amount of each Fixed Rate Note held by such Holder to be prepaid (including any Elected Excess Amount which will be repaid), and the interest to be paid to such FRN Holder on the Purchase Date.

(iii)

On the Purchase Date, the Borrower shall, (A) to the extent lawful, accept for payment the Fixed Rate Notes or portions thereof tendered for repayment pursuant to the related Offer to Prepay and (B) pay to each applicable FRN Holder an amount equal to the payment required in respect of such FRN Holder’s Fixed Rate Notes or portions thereof so tendered. The Borrower shall on the Purchase Date pay to each tendering FRN Holder the amount due pursuant to Section 3.3(b)(ii) with respect to such Fixed Rate Notes tendered by such FRN Holder. On the Purchase Date, all Fixed Rate Notes purchased or repaid by the Borrower in full shall be delivered to the Borrower for cancellation.

(iv)

If the Borrower complies with the provisions of the preceding clause, on and after the Purchase Date interest shall cease to accrue on the Fixed Rate Notes or the portions thereof repurchased or repaid. If any FRN Holder accepts an Offer to Prepay pursuant to Section 3.3(b) but the Borrower does not repurchase or repay such Fixed Rate Note in the applicable amount, interest shall be paid on the applicable unpaid principal, from the Purchase Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Fixed Rate Notes. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to Section 3.3(a) and this Section 3.3(b).

(v)

To the extent that the aggregate amount of Fixed Rate Notes and the Revolving Loans is less than the amount of such Net Cash Proceeds, the Borrower may use any remaining Net Cash Proceeds for general corporate purposes, subject to other covenants contained in this Agreement.

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(c)

Notwithstanding anything in this Section 3.3 to the contrary, in the event that the terms of any other Secured Pari Indebtedness require the prepayment (or cash collateralization) thereof in the circumstances requiring an Offer to Prepay pursuant to Section 3.3(a), the amount of such other Secured Pari Indebtedness required to be prepaid or cash collateralized shall be deemed to be tendered in full pursuant to such Offer to Prepay, and the amount or proceeds required to be applied to prepayment pursuant to Section 3.3(a) shall be applied ratably to the prepayment (or cash collateralization) of such other Senior Indebtedness and to the Fixed Rate Notes tendered pursuant to such Offer to Prepay, together with accrued interest thereon, as applicable.

(d)

In the case of any prepayment described in Sections 3.3(a), in the event that any Offer to Prepay is declined (or deemed declined) in whole or in part, the portion of such Offer to Prepay so declined shall be applied, (i) first, to the pro rata prepayment of Fixed Rate Notes held by FRN Holders who have elected to receive Elected Excess Amounts, if any, and (ii) thereafter, to the prepayment of the Loans and Revolving L/C Unreimbursed Drawings (in each case, to the extent any such Loans and Revolving L/C Unreimbursed Drawings are outstanding at the time of such Offer to Prepay) as specified in the Credit Agreement.

(e)

Subject to Section 3.3(b), all mandatory prepayments pursuant to Section 3.3(a), shall be applied on a pro rata basis to the prepayment of the outstanding principal amount of the Fixed Rate Notes held by the FRN Holders accepting the applicable Offer to Prepay in accordance with the terms and conditions of the Note Purchase Agreement.

(f)

Change of Control. Promptly, and in any event within five (5) Business Days after the date upon which a Change of Control has occurred, or at the Borrower’s option, prior to the consummation of a transaction giving rise to such Change of Control but after the public announcement of such transaction, in either case unless the Borrower has previously or concurrently elected to prepay (x) all of the Loans and (y) the Fixed Rate Notes pursuant to Section 3.2, the Borrower shall make (i) a mandatory prepayment of all of the Loans and (ii) an offer (the date of such offer, the “CC Offer Date”) to prepay (a “CC Offer to Prepay”) all (but not less than all) of the Fixed Rate Notes of each FRN Holder, at a price in cash equal to 100% of the outstanding principal amount thereof, together with unpaid interest accrued thereon, if any, to, but not including, the CC Purchase Date. An offer to prepay in connection with a Change of Control may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of such offer to prepay. Any offer to prepay the Fixed Rate Notes upon a Change of Control shall be made as set forth in this Section 3.3(f).

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(i)

On the CC Offer Date, the Borrower shall make an offer to prepay, which shall remain open for a period of at least twenty (20) days following its commencement (the “CC Offer Period”), by sending a notice to each FRN Holder in accordance with Section 11.2 which notice shall contain all instructions and forms necessary to enable each FRN Holder to accept the offer to prepay with respect to its Fixed Rate Notes and, if applicable, to tender its Fixed Rate Notes with respect to such offer to prepay, it being understood that each FRN Holder shall have the right to accept the offer to prepay prior to the expiration of the applicable CC Offer Period. Such notice, which shall govern the terms of the offer to prepay, shall describe the Change of Control giving rise to such offer to prepay, and shall state that such CC Offer to Prepay is being made pursuant to this Section 3.3(f) and shall state:

(A)

the date (the “CC Purchase Date”, which date may be adjusted in accordance with Section 3.3(f)(vi) below), which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the CC Offer Date, the Borrower proposes to repay the Fixed Rate Notes validly tendered for prepayment pursuant to this Section 3.3(f);

(B)	that during the CC Offer Period, each FRN Holder has the right to accept or decline such CC Offer to Prepay;

(C)

that any FRN Holder electing (x) to have its Fixed Rate Notes prepaid in full shall provide a notice of acceptance to the Borrower or (y) not to have its Fixed Rate Notes prepaid shall provide a notice of rejection to the Borrower, in each case within twenty (20) days after receipt by such FRN Holder of the offer to prepay from the Borrower, and that failure of any FRN Holder to so provide to the Borrower such notice of acceptance or notice of rejection within such twenty (20) days shall be deemed to be a rejection by such holder of such offer to prepay; provided that, for the avoidance of doubt, an FRN Holder may only elect to receive prepayment in full at par or no prepayment at all in respect of any such CC Offer to Prepay;

(D)	that all FRN Holders will be required to surrender any Fixed Rate Notes to be prepaid within ten (10) Business Days after purchase;

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(E)	that the offer is conditional on a Change of Control occurring under a definitive agreement that has been entered into and shall only occur if such Change of Control occurs; and

(F)	the private placement (CUSIP) number, if any, printed on such Fixed Rate Notes.

(ii)

The Borrower shall tabulate the total aggregate outstanding principal amount of Fixed Rate Notes tendered for prepayment. In the event that 50% or less of the aggregate outstanding principal amount of all Fixed Rate Notes are tendered for prepayment within the CC Offer Period, then each FRN Holder shall have been deemed to have rejected the offer to prepay (regardless of whether such FRN Holder has sent a notice of acceptance) and all Fixed Rate Notes shall remain outstanding and shall continue to accrue interest. In the event that greater than 50% of the aggregate outstanding principal amount of all Fixed Rate Notes are tendered for prepayment within the CC Offer Period, then each FRN Holder shall have been deemed to have accepted the offer to prepay for the full amount of its Notes outstanding and, subject to the satisfaction of the condition that the Change in Control occurs (if applicable), tendered all such Notes for prepayment and, unless the Borrower defaults in making such payment or such offer does not become unconditional, all Fixed Rate Notes shall cease to accrue interest after the CC Purchase Date. Notwithstanding anything herein to the contrary, no Fixed Rate Notes held by the Borrower or any Affiliate of the Borrower shall be included in any determination of whether or not the 50% threshold is reached or not. The Borrower shall, within two (2) Business Days of making its determination under this clause (d)(ii), notify each FRN Holder pursuant to Section 11.2 of whether the prepayment will or will not be made to all FRN Holders, subject to the satisfaction of the condition that the Change in Control occurs, if applicable.

(iii)

To the extent that the Fixed Rate Notes are to be prepaid in accordance with this Section 3.3(f), at least two (2) Business Days prior to the CC Purchase Date, the Borrower shall confirm the offer as unconditional or conditioned only upon the occurrence of the Change of Control and deliver to each FRN Holder, an Officer’s Certificate confirming the principal amount of each Fixed Rate Note held by each such FRN Holder to be prepaid, and the interest to be paid to such holder on the CC Purchase Date.

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(iv)

On the CC Purchase Date, the Borrower shall: (A) to the extent lawful, accept for payment all of the Fixed Rate Notes and (B) pay to each applicable FRN Holder an amount equal to the payment required in respect of such holder’s Fixed Rate Notes. On, or promptly following, the CC Purchase Date, all Fixed Rate Notes purchased or repaid by the Borrower shall be delivered to the Borrower for cancellation.

(v)

If the offer is unconditional and the Borrower complies with the provisions of the preceding clause (iv), on and after the CC Purchase Date, interest shall cease to accrue on the Fixed Rate Notes. If the Fixed Rate Notes are to be prepaid in accordance with this Section 3.3(f) and the Borrower does not repurchase or repay such Fixed Rate Notes, interest shall be paid on the unpaid principal, from the CC Purchase Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Fixed Rate Notes. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 3.3(f).

(vi)

The Borrower may postpone the CC Purchase Date, to a date that is no later than sixty (60) days from the CC Offer Date, at any time by notice to each FRN Holder in accordance with Section 11.2, where such notice is given at least two (2) Business Days prior to the date which had been previously been notified to the FRN Holders as the CC Purchase Date.

(g)

All redemptions of the Fixed Rate Notes shall be applied among the FRN Holders accepting (or deemed to accept) the relevant Offer to Prepay according to the pro rata portion of the Fixed Rate Notes held by each such FRN Holder at the time of the applicable redemption as indicated in the relevant notice delivered under Section 3.3(b) or (f), as applicable, and, as to each Fixed Rate Note, in inverse order of maturity.

(h)	All mandatory prepayments hereunder shall be made at par, together with accrued interest and without Make-Whole Amount or other premium.

3.4 Payments Generally.

(a)

Upon the prepayment of any Loan (whether such payment is optional or mandatory) or the repayment of any Revolving L/C Unreimbursed Drawings, the Borrower shall pay to the Administrative Agent for the account of the applicable Lender Party (i) all accrued interest to the date of such prepayment or repayment owed pursuant to the terms of the Credit Agreement on the amount prepaid, (ii) all accrued fees to the date of such prepayment owed pursuant to the terms of the applicable Credit Documents corresponding to the amount being prepaid, and (iii) if such prepayment is the prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period for such Eurodollar Loan, all breakage costs or indemnities incurred by such Lender Party pursuant to the terms of the Credit Agreement as a result of such prepayment.

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(b)

In the case of each redemption of Fixed Rate Notes (whether such redemption is optional or mandatory), the principal amount of each Fixed Rate Note to be redeemed shall mature and become due and payable on the date fixed for such redemption, together with interest on such principal amount accrued to such date and the applicable premium, if any, or Make-Whole Amount , if any, which shall be paid directly to the account of each FRN Holder by the Depositary Agent in accordance with the Depositary Agreement and the wire instructions set forth in Schedule B to the Note Purchase Agreement. From and after such date (unless the Borrower shall fail to pay such principal amount when so due and payable, together with the interest, premium, if any, and Make-Whole Amount, if any, as aforesaid), interest on such principal amount shall cease to accrue. Any Fixed Rate Note redeemed in full shall be surrendered to the Borrower and cancelled and shall not be reissued, and no Fixed Rate Note shall be issued in lieu of any redeemed principal amount of any Fixed Rate Note.

(c)	In no event shall any prepayment or Cash Collateralization be funded from the proceeds of any Loan.

(d)

In the event that any Letter of Credit is Cash Collateralized pursuant to the terms hereof in an amount at least equal to the then outstanding Available Amount thereof, the Borrower shall use commercially reasonable efforts to cause the termination of such Letter of Credit promptly following the date on which such Cash Collateralization occurs.

(e)	Any prepayments to be made pursuant to Sections 3.3(a) shall be made on the applicable Purchase Date, and any prepayments to be made pursuant to Section 3.3(f) shall be made on the CC Purchase Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lender Parties and the FRN Holders to enter into this Agreement, to make the Loans and issue the Letters of Credit under the Credit Agreement and to issue the Fixed Rate Notes under the Note Purchase Agreement, the Borrower hereby represents and warrants on the date such representations and warranties are required to be made in accordance with the Credit Agreement and the Note Purchase Agreement to the Administrative Agent, each Lender Party and FRN Holder that:

4.1 No Change. As of the Funding Date, since September 30, 2016, there has been no Seller Material Adverse Effect.

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4.2 Organization, Power and Authority.

(a) The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required by law in light of the business it conducts and the property that it owns, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Borrower has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Credit Documents to which it is or is intended to be a party and to perform the provisions hereof and thereof and create the Liens intended to be created by the Security Documents.

4.3 Authorization and Enforceability, Etc. This Agreement and the other Credit Documents to which the Borrower is or is intended to be a party have been duly authorized by all necessary limited liability company action on the part of the Borrower, and each of such Credit Documents upon execution and delivery thereof will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4 No Conflicts. The execution, delivery and performance by the Borrower of the Credit Documents to which it is or is intended to be a party and the consummation of the transactions contemplated thereby will not (a) contravene or result in any violation of the Borrower’s certificate of formation or the Borrower’s limited liability company agreement or (b) violate in any material respect any Applicable Law.

4.5 Governmental Authorizations, Etc. On the Funding Date, the Borrower: (i) is subject to regulation under the FPA as a “public utility”; (ii) has been authorized by FERC to make sales of energy, capacity and, to the extent applicable, ancillary services at market-based rates pursuant to Section 205 of the FPA; and (iii) has been granted blanket authorization by FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA. The Borrower is in compliance with all applicable public utility regulations by any applicable Governmental Authority under any state law. The Borrower is an EWG pursuant to PUHCA.

4.6 Use of Proceeds; Margin Regulations.

(a) The proceeds of the Loans and the Fixed Rate Notes, received by, and any Letters of Credit issued for the benefit of, the Borrower have been used for the purposes set forth in Section 7.8.

(b) No part of the proceeds of any Loans or any Fixed Rate Note, and no other extensions of credit under the Credit Documents will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Borrower in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a

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violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute any of the value of the assets of the Borrower and the Borrower does not have any present intention that margin stock will constitute any of the value of such assets. As used in this Section 4.6, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

4.7 Foreign Assets Control Regulations, Etc.

(a) No Obligor is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”), or (ii) otherwise the subject or target of United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i) or (ii), a “U.S. Blocked Person”). No Obligor has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds of any Loan, any Fixed Rate Note or any Letter of Credit constitutes or will constitute funds obtained on behalf of any U.S. Blocked Person. No Obligor will use, directly or indirectly, any part of the proceeds from the sale of any Loan, any Fixed Rate Note or any Letter of Credit, in connection with any investment in, or any transactions or dealings with, any U.S. Blocked Person or otherwise in violation of U.S. Economic Sanctions.

(c) No Obligor (i) has been found in violation of, or charged with or convicted of money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the Patriot Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), (ii) has been found in violation of, or charged with or convicted of a violation of any U.S. Economic Sanctions, (iii) to the Borrower’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions, (iv) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (v) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure it and Holdings are and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

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(d) (i) No Obligor (A) has been charged with, or convicted of bribery or any other corruption-related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (B) to the Borrower’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (C) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (D) has violated, or has been or is the target of any sanctions imposed by the United Nations or the European Union;

(ii) To the Borrower’s actual knowledge after making due inquiry, no Obligor has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (A) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (B) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (C) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(iii) The Borrower will not use, directly or indirectly, any part of the proceeds from any Loan, any Fixed Rate Note or any Letter of Credit for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Borrower has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each Obligor is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

4.8 Status under Certain Statutes. The Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended, including the rules and regulations thereunder, or subject to regulation under the Investment Company Act of 1940, as amended, including the rules and regulations thereunder.

4.9 Security Documents.

(a) The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of (i) the Pledged Stock, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent together with stock powers duly endorsed in blank, (ii) the Pledged Notes, when the Pledged Notes endorsed in blank are delivered to the Collateral Agent, (iii) security interests in the Investment Accounts that can be perfected by control, when the Depositary Agreement has been duly executed and delivered by the parties thereto, and (iv) security interests in the other Collateral described in the Pledge and Security Agreement that can be perfected by the filing of financing statements under the UCC, when financing statements specified on Schedule 4.9 in appropriate form are filed in the offices specified on Schedule 4.9, the Liens granted under the Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Pledge and Security Agreement), in each case prior and superior in right to any other Person except (i) in the case of Collateral other than Pledged Stock, Permitted Liens, or (ii) in the case of any Pledged Stock, Liens (x) arising pursuant to the limited liability company agreements, partnership agreements or other governing documents of the Obligors or applicable securities laws, (y) for taxes not yet due or delinquent or (z) arising pursuant to the Security Documents.

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(b) As of the Funding Date, each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the real property interests described therein and the proceeds thereof, and when such Mortgages are filed in the applicable offices specified on Schedule 4.9(b), each such Mortgage shall constitute a Lien on, and security interest in, all right, title and interest of the Borrower in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person except for Permitted Liens.

(c) Notwithstanding anything herein (including this Section 4.9) or in any other Credit Document to the contrary, the representations and/or warranties of the Borrower or the Obligor as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest made within thirty (30) days after the Funding Date (whether on the Funding Date or on any other date within such period when any such representation or warranty is made) are made subject to the Limited Conditionality Principles.

4.10 Solvency. The Borrower is, and immediately after the consummation of the transactions to occur on the Funding Date and the incurrence of Indebtedness being incurred in connection herewith, will be, Solvent.

SECTION 5. COMMON CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The occurrence of the Closing Date is subject to the prior fulfillment of each of the following conditions to the satisfaction of the Administrative Agent and each FRN Purchaser:

(a)

Credit Documents. The Administrative Agent and each FRN Purchaser shall have received (i) this Agreement, executed and delivered by the Administrative Agent, each FRN Purchaser, the Borrower, the Collateral Agent, the Intercreditor Agent and each Lender Party party hereto as of the Closing Date, (ii) the Credit Agreement, executed and delivered by the Borrower, the Administrative Agent and each Lender Party party thereto as of the Closing Date, (iii) the Note Purchase Agreement, executed and delivered by the Borrower and each FRN Purchaser party thereto as of the Closing Date, (iv) the Pledge and Security Agreement, executed and delivered by each Obligor party thereto and the Collateral Agent, (v) the Intercreditor Agreement, executed and delivered by each Obligor party thereto, the Administrative Agent, the Collateral Agent, the Intercreditor Agent, each FRN Holder and the other parties thereto as of the Closing Date and (vi) the Depositary Agreement, executed and delivered by each Obligor party thereto, the Collateral Agent, the Depositary Agent and the Intercreditor Agent.

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(b)

Representations and Warranties. Each of representations and warranties set forth in Section 4 (other than Section 4.1, Section 4.6 and Section 4.9(b) and (c)) shall be true and correct in all material respects on and as of the Closing Date (except in the case of any of the representations and warranties which expressly relates to a given date or period, such representations and warranties shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the representations and warranties is qualified by or subject to materiality, a “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects.

(c)

Financial Information. The Administrative Agent and each FRN Purchaser shall have received (i) historical financial information with respect to the Project as set forth in Section 3.19 to Seller’s Disclosure Schedule of the Purchase Agreement and (ii) a consolidated budget for the period commencing on a date no later than the Funding Date and ending on December 31, 2018, in each case, in form and substance reasonably satisfactory to the Administrative Agent and each FRN Purchaser, it being acknowledged and agreed by the Administrative Agent and each FRN Purchaser that any such document delivered to the Lenders on or prior to the date hereof is deemed reasonably satisfactory if such Lender has not objected to such document at least three (3) Business Days following delivery thereof.

(d)

U.S.A. Patriot Act. The Administrative Agent and each FRN Purchaser shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required from the Obligors under applicable “know your customer”, anti-money laundering and terrorist financing rules and regulations, including the Patriot Act.

(e)	Consultant Reports. The Administrative Agent and the FRN Purchasers shall have received:

(i)

a report of the Independent Engineer, including a technical report of the Project and providing the Independent Engineer’s review of the Base Case Model, with respect to the Project, and either the Administrative Agent, the Lenders and the FRN Purchasers shall be permitted to rely on such report or such report shall be accompanied by a reliance letter permitting the Administrative Agent, the Lenders and the FRN Purchasers to rely on the report;

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(ii)

a report by the Insurance Consultant with respect to the adequacy of the insurance required to be maintained pursuant to Section 7.2 for the Project, and either the Administrative Agent, the Lenders and the FRN Purchasers shall be permitted to rely on such report or such report shall be accompanied by a reliance letter permitting the Administrative Agent, the Lenders and the FRN Purchasers to rely on the report;

(iii)

a report of the Market Consultant, and either the Administrative Agent, the Lenders and the FRN Purchasers shall be permitted to rely on such report or such report shall be accompanied by a reliance letter permitting the Administrative Agent, the Lenders and the FRN Purchasers to rely on the report; and

(iv)

the Phase I Report, dated no earlier than 6 months prior to the Closing Date, and either the Administrative Agent, the Lenders and the FRN Purchasers shall be permitted to rely on such report or such report shall be accompanied by a reliance letter permitting the Administrative Agent, the Lenders and the FRN Purchasers to rely on the report;

in each case reasonably satisfactory to each Joint Coordinating Lead Arranger and each FRN Purchaser and, other than in the case of clause (iv) above, dated a date reasonably close to the Closing Date.

(f)

Financial Information and Projections. The Administrative Agent and each FRN Purchaser shall have received (i) unaudited pro forma balance sheet of the Borrower as of the Closing Date, prepared after giving effect to the Acquisition and the other transactions contemplated hereby as if they had occurred as of the Closing Date and (ii) Base Case Model; provided that, in the case of each of the foregoing, such condition precedent is deemed to be satisfied by the copies of each such document provided to the Administrative Agent and each FRN Purchaser prior to the Closing Date.

(g)	Establishment of Accounts. The Investment Accounts required to be established under the Depositary Agreement shall have been established.

5.2 Conditions to Funding Date. The occurrence of the Funding Date, the obligation of each Lender to make the Loans requested to be made by it under the Credit Agreement on the Funding Date, and the obligation of the FRN Purchasers to purchase the Fixed Rate Notes on the Funding Date are subject to the prior fulfillment of (a) each of the following conditions to the satisfaction of the Administrative Agent and each FRN Purchaser and (b) in the case of the obligation of the FRN Purchasers to purchase the Fixed Rate Notes on the Funding Date, each of the conditions set forth in Section 4.2 of the Note Purchase Agreement to the satisfaction of each FRN Purchaser:

Aspen Bath – Common Terms Agreement

(a)

Material Project Documents. The Administrative Agent and each FRN Purchaser shall have received correct and complete fully executed and certified copies of each of the Material Project Documents, provided that the terms and provisions of each of the Material Project Documents and the Bath Minority Management Agreement shall be substantially in the form of the drafts attached hereto as Exhibit I, provided to the Lender Parties and the FRN Holders, without any change, modification or amendment thereto that (i) is material and adverse to the interests of the Lender Parties or the FRN Holders and (ii) does not have the prior consent of the Lender Parties or the FRN Purchasers, as applicable (such consent not to be unreasonably withheld)).

(b)	Agreements.

(i)	Shearman & Sterling LLP shall have received a correct and complete fully executed copy of the Purchase Agreement.

(ii)	The Administrative Agent and each FRN Purchaser shall have received the Assignment Agreement, in form and substance satisfactory to the Administrative Agent and each FRN Purchaser.

(c)

Permits. The Borrower and each of its Affiliates, as applicable, shall have (except as set forth on Part A of Schedule 5.2(c)), all material Permits under existing rules of a Governmental Authority (including Environmental Laws) that are required to be obtained by or on behalf of the Borrower or any of its Affiliates, as applicable, for the ownership and operation of the Project (including the sale of electric energy, capacity and any applicable ancillary services therefrom) in all material respects as the Project is currently designed and contemplated to be owned and operated. Except as set forth on Part B of Schedule 5.2(c), (a) each material Permit (i) shall have been issued to or on behalf of the Borrower or the applicable Affiliate and (ii) shall not be subject to any current legal proceeding (including administrative or judicial appeal, permit renewals or modifications, suspensions or revocations) or to any unsatisfied material condition, in either case, that would be reasonably expected to have a Material Adverse Effect and (b) all statutorily prescribed appeal periods with respect to the issuance of such material Permits shall have expired, except any such appeal periods that would not reasonably be expected to have a Material Adverse Effect and each of the Borrower and each of its applicable Affiliates is in material compliance with all such material Permits.

(d)

Closing Certificates; Certified Organizational Documents; Good Standing Certificates. The Administrative Agent and each FRN Purchaser shall have received (i) certificates of each Obligor, dated the Funding Date, substantially in the forms of Exhibit D-1 and Exhibit D-2, with appropriate insertions and attachments, including the certificate of incorporation, certificate of formation or certificate of limited partnership of each Obligor that is a corporation, limited liability company or limited partnership, respectively, certified by the relevant authority of the jurisdiction of organization of such Obligor, and (ii) a long form good standing certificate for each Obligor from its jurisdiction of organization.

Aspen Bath – Common Terms Agreement

(e)

Legal Opinions. The Administrative Agent, the Collateral Agent and each FRN Purchaser shall have received the following executed legal opinions (or substitute legal opinions from other legal counsel reasonably acceptable to the Administrative Agent, the Collateral Agent and each FRN Purchaser):

(i)	the legal opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Obligors, in form and substance reasonably acceptable to the Administrative Agent and each FRN Purchaser;

(ii)	the legal opinion of King & Spalding LLP, federal energy regulatory counsel to the Obligors, in form and substance reasonably acceptable to the Administrative Agent and each FRN Purchaser;

(iii)

the legal opinion of Williams Mullen, Virginia local counsel to the Obligors, with respect to the enforceability and perfection of the Mortgage to be filed in Virginia on the Mortgaged Properties described therein and any related fixture filings, in form and substance reasonably acceptable to the Administrative Agent and each FRN Purchaser; and

(iv)

the legal opinion of Shearman & Sterling LLP, special New York counsel to each FRN Purchaser, with respect to enforceability of this Agreement, the Depositary Agreement, the Security Documents and the Note Purchase Agreement and no registration of the Notes.

(f)

Lien Searches. The Administrative Agent and each FRN Purchaser shall have received the results of a recent lien search in each of the jurisdictions where assets of the Obligors are located, and each such search shall reveal no Liens on any of the assets of the Obligors, except for Permitted Liens or liens discharged on or prior to the Funding Date pursuant to documentation reasonably satisfactory to the Administrative Agent and each FRN Purchaser.

(g)

Filings. Each Uniform Commercial Code financing statement required by the Security Documents or under law or reasonably requested by the Administrative Agent or any FRN Purchaser to be filed in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing.

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(h)

Pledged Stock; Stock Powers. The Collateral Agent shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the Pledge and Security Agreement together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note or other instrument (if any) pledged to the Collateral Agent pursuant to the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i)	Mortgages.

(i)

The Collateral Agent shall have received the Mortgage duly executed, acknowledged and delivered by a duly authorized representative of each party thereto, in a form suitable for filing or recording, together with evidence that a counterpart of such Mortgage has been delivered on or before the Funding Date to the appropriate Title Insurance Company and is in form suitable for filing or recording in all applicable filing or recording offices that the Administrative Agent and the FRN Purchasers may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the real property interests described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and that all filing and recording taxes and fees have been paid or deposits or other reasonably acceptable arrangements to pay for the same out of the proceeds of the Loan and/or Fixed Rate Notes have been made by Borrower to or with the Title Insurance Companies.

(ii)

The Collateral Agent shall have received in respect of the property covered by the Mortgage a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy (or policies) or marked up unconditional (subject only to payment of fees on the Funding Date out of the proceeds of the Loan and/or Fixed Rate Notes) binder(s), proforma(s), or commitment(s) for such insurance, in an aggregate amount equal to $370,000,000, together with such endorsements as reasonably requested by the Collateral Agent and which are reasonably available in the applicable jurisdiction at commercially reasonable rates (a “Title Policy”), issued by Chicago Title Insurance Company or another title insurance company reasonably satisfactory to the Administrative Agent and FRN Purchasers (collectively, the “Title Insurance Companies”), in each case in form and substance reasonably satisfactory to the Collateral Agent as of the Funding Date.

(iii)

The Collateral Agent shall have received in respect of the property covered by the Mortgage a survey of such property as set forth on Schedule 5.2(i)(iii) and certified to the Collateral Agent and the Title Insurance Companies by an independent surveyor duly registered and licensed in the State in which the property described in such survey is located, for which all necessary fees (where applicable) have been paid (or that reasonably acceptable arrangements for the payment thereof out of proceeds of the Loans have been made)(the “Survey”).

Aspen Bath – Common Terms Agreement

(j)	Solvency Certificate. The Administrative Agent and each FRN Purchaser shall have received a solvency certificate from the treasurer of the Borrower substantially in the form of Exhibit F.

(k)

Insurance. The Administrative Agent and each FRN Purchaser shall have received (i) satisfactory evidence, including customary insurance certificates, that the insurance requirements set forth in Section 7.2 have been satisfied, and that the insurance and all other insurance required to be obtained by the Borrower pursuant to the Credit Documents is in full force and effect and (ii) a certificate from the Borrower’s insurance broker, dated as of the Funding Date, substantially in the form of Exhibit E, identifying the underwriters, types of insurance, applicable insurance limits and policy terms consistent with the insurance report delivered pursuant to Section 5.1(e)(ii) above.

(l)

Fees. The Lender Parties, the Agents and the Joint Coordinating Lead Arrangers shall have received all fees required to be paid as of the Funding Date under the Fee Letters and any other fee letters between the Borrower, the Joint Coordinating Lead Arrangers and/or the Lender Parties, as applicable, and all expenses required to be paid (subject to the limitations contained in the Fee Letters and such other fee letters) for which invoices have been presented (including the reasonable fees and expenses of legal counsel) at least three days prior to the Funding Date. All such amounts will be paid with proceeds of the Loans and/or Fixed Rate Notes made on the Funding Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent and each FRN Purchaser on or before the Funding Date.

(m)

Debt Service Reserve Account. The Borrower shall have deposited (or shall substantially concurrently deposit from the proceeds of the Loans and/or Fixed Rate Notes) into the Debt Service Reserve Account an amount equal to the Debt Service Reserve Requirement or shall have delivered an Acceptable Letter of Credit in such amount to the Collateral Agent.

(n)

Acquisition. The Acquisition shall have been consummated substantially concurrently with or immediately following the Funding Date in accordance with the terms of the Purchase Agreement (after giving effect to any modification, amendment, consent or waiver thereto, other than any modification, amendment, consent or waiver that (i) is material and adverse to the interests of the Lender Parties or the FRN Holders and (ii) does not have the prior consent of the Lender Parties or the FRN Purchasers, as applicable (such consent not to be unreasonably withheld)).

Aspen Bath – Common Terms Agreement

(o)

Flow of Funds Memorandum. The Administrative Agent, the Depositary Agent and each FRN Purchaser shall have received a flow of funds memorandum outlining the use of proceeds of the Loans and the Fixed Rate Notes (which use shall be in compliance with Section 7.8), in form and substance satisfactory to the Administrative Agent and each FRN Purchaser.

(p)	No Default. No Default or Event of Default shall have occurred and be continuing on the Funding Date or after giving effect to the extensions of credit requested to be made on such date.

(q)

No Seller Material Adverse Effect. Since September 30, 2016, there shall not have occurred any event, change or condition that individually or in the aggregate, has had a Seller Material Adverse Effect.

(r)

Representations and Warranties. (i) Each of the representations and warranties set forth in Section 4 shall be true and correct in all material respects (except in the case of any of the representations and warranties which expressly relates to a given date or period, such representations and warranties shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the representations and warranties is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (1) the definition thereof shall be the definition of “Seller Material Adverse Effect” for purposes of the making or deemed making of such representations and warranties on, or as of, the Funding Date (or any date prior thereto) and (2) the same shall be true and correct in all respects, and (ii) each of the Purchase Agreement Representations shall be true and correct in all material respects on the Funding Date as if made on and as of such date, but only to the extent the Acquisition Parent Company or any Affiliate of Acquisition Parent Company have the right under the Purchase Agreement not to consummate the Acquisition or to terminate the obligations of the Acquisition Parent Company or any Affiliate of Acquisition Parent Company under the Purchase Agreement as a result of a breach of such Purchase Agreement Representations; provided that, to the extent such Purchase Agreement Representations expressly relate to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(s)

Notice. (i) With respect to any issuance of a Letter of Credit on the Funding Date, the applicable Revolving Facility Issuing Bank and the Administrative Agent shall have received a Revolving L/C Application as and when required by Section 3.1(b)(i) of the Credit Agreement, and (ii) with respect to any Revolving Loan on the Funding Date, the Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.2 of the Credit Agreement.

Aspen Bath – Common Terms Agreement

For the purpose of determining compliance with the conditions specified in this Section 5.2, each Lender Party that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.2 unless the Administrative Agent shall have received written notice from such Lender Party prior to the proposed Funding Date specifying its objection thereto.

Notwithstanding the foregoing, in the event that all conditions specified in this Section 5.2 have not been satisfied at or before 5:00 p.m., New York City time, on October 1, 2018 (the “Longstop Date”), this Agreement, the Credit Agreement and the Note Purchase Agreement shall automatically terminate and be null and void and no Person shall have any liability or obligation to any other Person under this Agreement, the Credit Agreement or the Note Purchase Agreement (other than the obligation to pay any costs or expenses in accordance with Section 11.5 of this Agreement or any other Credit Agreement) or as a result of the termination hereof and thereof.

SECTION 6. INFORMATION AS TO THE BORROWER

The Borrower hereby agrees that until the Termination Date the Borrower shall:

6.1 Financial Statements. Furnish to the Administrative Agent (for further distribution by the Administrative Agent to the Lender Parties) and to each FRN Holder:

(a) Quarterly Statements. Within sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Borrower (beginning with the first full calendar quarter following the Funding Date and other than the last quarterly fiscal period of each such fiscal year), copies of,

(i) an unaudited balance sheet of the Borrower as at the end of such quarter; and

(ii) unaudited statements of income and cash flows, of the Borrower for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

and, commencing with the first full calendar quarter following the first anniversary of the Funding Date, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Borrower as being fairly stated in all material respects, subject to changes resulting from year-end adjustments and the absence of footnotes; and

(b) Annual Statements. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2018), copies of,

(i) a balance sheet of the Borrower, as at the end of such year; and

Aspen Bath – Common Terms Agreement

(ii) statements of income and cash flows of the Borrower for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein), and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based, except as expressly resulting solely from an upcoming maturity date under the Credit Facilities or the Fixed Rate Notes that is scheduled to occur within one year from the time such opinion is delivered) of independent public accountants of recognized national standing (it being understood that each of (A) Deloitte & Touche, (B) Ernst & Young, (C) KPMG and (D) PricewaterhouseCoopers meet the requirements for purposes of this Section 6.1(b)), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Borrower and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances.

6.2 Other Information. Furnish to the Administrative Agent (for further distribution by the Administrative Agent to the Lender Parties) and to each FRN Holder:

(a) Notice of Default or Event of Default. Promptly, and in any event within five (5) Business Days after a Responsible Officer obtains actual knowledge of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

(b) ERISA Matters. Promptly, and in any event within thirty (30) days after a Responsible Officer obtains actual knowledge of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any Reportable Event for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) the imposition of any Lien on any of the rights, properties or assets of the Borrower pursuant to Title I or IV of ERISA or any withdrawal from, or the termination, reorganization or insolvency of, any Multiemployer Plan, if such Lien, taken together with any other such Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

Aspen Bath – Common Terms Agreement

(iv) promptly following any request therefor, copies of (A) any documents described in Section 101(k) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan and (B) any notices described in Section 101(l) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Plan or Multiemployer Plan; provided that if the Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Borrower or the Commonly Controlled Entity(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(c) Notices from Governmental Authority. Promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to the Borrower from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(d) Resignation or Replacement of Auditors. Within ten (10) Business Days following the date on which the auditors of the Borrower resign or the Borrower elects to change auditors, as the case may be, notification thereof;

(e) Material Events. Promptly, and in any event within ten (10) Business Days after a Responsible Officer obtains actual knowledge thereof, notification of: (A) the occurrence of any Casualty Event or Event of Eminent Domain with respect to the properties of the Borrower in excess of $10,000,000 in value in the aggregate, (B) any litigation or similar proceeding (including any Environmental Claim) affecting the Borrower or its properties that has resulted in or would reasonably be expected to have a Material Adverse Effect, (C) the termination or revocation of any material Permit to the extent it has or would reasonably be expected to have a Material Adverse Effect, or (D) the occurrence of any other event that would reasonably be expected to have a Material Adverse Effect;

(f) Material Agreements. Promptly, and in any event not later than ten (10) Business Days after the Borrower receives notice or gives notice, as the case may be, or a Responsible Officer obtains actual knowledge, thereof, (i) notification of any termination or expiration (other than by its terms), or notice of event of default under, any Material Project Document, (ii) copies of any material written amendments or modifications to any Material Project Document, (iii) copies of any Material Project Documents entered into by the Borrower after the Closing Date, and (iv) any claim of force majeure under any Material Project Document which exists for more than thirty (30) days;

(g) Insurance. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, evidence that insurance complying with the requirements of Section 7.2 has been obtained and is in full force and effect and all premiums due thereon have been paid in full;

(h) Operation Report. No later than sixty (60) days after the end of each calendar quarter a reasonably detailed operating report substantially in the form of Exhibit H for the previous calendar quarter;

(i) Budgets. Within 30 days of its receipt thereof pursuant to section 2.5 of the Bath Operating Agreement, the Borrower shall deliver to the Administrative Agent and the FRN Holders a reasonably detailed budget for the following fiscal year, which budget shall be accompanied by a certificate of a Responsible Officer stating that such budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such budget is incorrect or misleading in any material;

Aspen Bath – Common Terms Agreement

(j) Requested Information. With reasonable promptness, such other data and information relating to the business, operations, financial condition, assets or properties of the Borrower or relating to the ability of the Borrower to perform its obligations hereunder and under the Credit Documents to which it is a party as from time to time may be reasonably requested by any FRN Holder or any Lender Party.

(k) Electronic Delivery. Financial statements, other information and Officer’s Certificates that are required to be delivered by the Borrower pursuant to Section 6.1(a) or (b) shall be deemed to have been delivered if the Borrower satisfies any of the following requirements with respect thereto:

(i) such financial statements satisfying the requirements of Section 6.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 6.3 are delivered to each FRN Holder and each Lender Party by e-mail; or

(ii) such financial statements satisfying the requirements of Section 6.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 6.3 are timely posted by or on behalf of the Borrower on Intralinks or on any other similar website to which each FRN Holder and each Lender Party has free access and the ability to download and print such items;

provided however, that in the case of clause (ii), the Borrower shall have given each FRN Holder and each Lender Party prior written notice, which may be by e-mail or in accordance with Section 11.2, of such posting in connection with each delivery, provided, further, that upon request of any FRN Holder or any Lender Party to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Borrower will promptly e-mail them or deliver such paper copies, as the case may be, to such FRN Holder or Lender Party.

6.3 Officer’s Certificates. Each set of financial statements delivered to a FRN Holder or Lender Party pursuant to Section 6.1(a) or Section 6.1(b) shall be accompanied by an Officer’s Certificate executed by a Senior Financial Officer setting forth a statement that, to such Senior Financial Officer’s actual knowledge after due inquiry, such Senior Financial Officer has obtained no actual knowledge of any Default or an Event of Default or, if any such Default or Event of Default exists, specifying the nature and period of existence thereof. In the event that the Borrower has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 1.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election.

6.4 Visitation. Subject to the terms of the Bath Operating Agreement, the Bath Ownership Agreement and the Bath Minority Management Agreement, the Borrower shall permit the representatives of each FRN Holder and Lender Party:

Aspen Bath – Common Terms Agreement

(a) No Default — if no Default or Event of Default then exists, at the expense of such FRN Holder or Lender Party and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower to discuss the finances and accounts of the Borrower with the Borrower’s officers, and (with the consent of the Borrower, which consent will not be unreasonably delayed or withheld) to visit the other offices and properties of the Borrower, not more than once each calendar year during normal business hours; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Borrower to visit and inspect any of the offices or properties of the Borrower, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the finances and accounts of the Borrower with the Borrower’s officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower), all at such times and as often as may be reasonably requested.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that until the Termination Date:

7.1 Compliance with Laws. Without limiting Section 8.3, the Borrower shall, (provided that, in relation to the Project, the Borrower shall only be required to use, Project Commercially Reasonable Efforts to): (a) comply with all Applicable Laws (including Environmental Laws, the Patriot Act and the other laws and regulations referred to in Section 4.15 hereto) except where such non-compliance would not reasonably be expected to result in a Material Adverse Effect and (b) maintain and, from time to time obtain and renew, all material Permits, as is or in the future shall be necessary for the ownership, operation and maintenance of the Project in accordance with the Transaction Documents and Applicable Laws except where the failure to maintain such Permits would not reasonably be expected to result in a Material Adverse Effect.

7.2 Insurance. The Borrower shall at all times, without cost to the Collateral Agent or any other Secured Party, in relation to the Project, use Project Commercially Reasonable Efforts to, maintain or cause to be maintained, insurance in accordance with, and comply with, the requirements set forth on Schedule 7.2 hereto.

7.3 Maintenance of Properties. The Borrower shall, in relation to the Project, use Project Commercially Reasonable Efforts, to maintain and keep, or cause to be maintained and kept, its properties in good working order and condition (other than ordinary wear and tear), and shall use Project Commercially Reasonable Efforts to require VEPCO to operate and maintain the Project in all material respects in accordance with Prudent Industry Practices and Applicable Laws except, in any such case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

7.4 Payment of Taxes; Fees. The Borrower shall file all material tax returns required to be filed by it in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, levies or utility charges imposed on it or any of its properties, assets, income or franchises, to the extent the same

Aspen Bath – Common Terms Agreement

have become due and payable and before they have become delinquent; provided that the Borrower shall not be required to pay any such Tax, assessment, charge or levy to the extent that (x) the amount, applicability or validity thereof is contested by the Borrower on a timely basis in good faith and in appropriate proceedings, and the Borrower has established adequate reserves therfor in accordance with GAAP on the books of the Borrower or (y) the nonpayment of such Taxes, assessments, charges and levies, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5 Legal Existence, Conduct of Business, Payment of Obligations, Etc. Subject to Section 8.2, the Borrower shall at all times (a) preserve and keep in full force and effect its legal existence as a Delaware limited liability company, (b) maintain all material rights, privileges and franchises necessary in the normal conduct of its business except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (c) pay all of its material obligations, howsoever arising, as and when due and payable, except (i) such as may be contested in good faith or as to which a bona fide dispute may exist or (ii) where the failure to pay such obligations would not reasonably be expected to have a Material Adverse Effect.

7.6 Books and Records. The Borrower shall maintain proper books of record and account in conformity with GAAP and otherwise in all material respects in compliance with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Borrower. The Borrower has devised a system of internal accounting controls sufficient to provide reasonable assurances that its books, records, and accounts accurately reflect all transactions and dispositions of assets and the Borrower shall continue to maintain such system.

7.7 Continued Perfection of Security Interests.

(a) With respect to any property acquired after the Funding Date by the Borrower (other than (x) any property described in paragraph (b) below), (y) any property constituting Excluded Assets and (z) any property subject to a Lien expressly permitted by Section 8.4 as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien) promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or such other documents as the Required Financing Parties or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the entering into of account control agreements, delivery of Collateral that can be perfected by possession and the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Collateral Agent; provided that the actions contemplated by clause (ii) shall not be required in respect of any such property if perfection of the security interest in such property requires more than the entering into of account control agreements and the filing of Uniform Commercial Code financing statements or delivery of Collateral that can be perfected by possession unless the value of such property, individually or in the aggregate, is equal to $1,000,000 or more.

Aspen Bath – Common Terms Agreement

(b) With respect to any fee interest in any real property (together with improvements thereof) that has a value, in the reasonable opinion of the Borrower, in excess of $1,000,000 acquired after the Funding Date by the Borrower (other than (x) property constituting Excluded Assets, (y) property subject to the Mortgage delivered on the Funding Date and (z) any such real property subject to a Lien expressly permitted by paragraph (f)(ii) of the definition of Permitted Lien), promptly (i) execute and deliver a first priority mortgage or deed of trust, as applicable (or amendments to existing Mortgages) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, and (ii) if reasonably requested by the Required Financing Parties or the Collateral Agent, provide the Secured Parties with title insurance, surveys, consents, estoppels (if applicable) and legal opinions in form and scope substantially consistent with the corresponding documentation delivered on the Funding Date.

7.8 Use of Proceeds.

(a)

Use the proceeds of the Fixed Rate Notes solely to (i) fund the purchase price for the Acquisition (or to reimburse the Sponsor in connection therewith), (ii) fund the Debt Service Reserve Account to the extent not funded with a Letter of Credit and (iii) fund certain transaction costs, fees and expenses incurred in connection with the Transactions.

(b)

Use the proceeds of the Revolving Loans solely to finance the general corporate and working capital purposes of the Borrower, including to support the Borrower’s obligations under Permitted Commodity Hedge and Power Sales Agreements, Bath Operating Agreement and other collateral requirements of the Borrower, to fund the Debt Service Reserve Account and/or to fund any Revolving L/C Unreimbursed Drawing.

(c)

Use the Letters of Credit solely to finance the general corporate and working capital purposes of the Borrower, including to support the Borrower’s obligations under Permitted Commodity Hedge and Power Sales Agreements, Bath Operating Agreement and other collateral requirements of the Borrower and to fund the Debt Service Reserve Account.

7.9 Separateness. The Borrower shall act as, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Borrower or any constituent party of the Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number, separate stationery, separate bank accounts, invoices and checks bearing its own name and shall otherwise comply with the provisions of Schedule 7.9.

7.10 Compliance with Material Project Documents. The Borrower shall duly and punctually perform and observe its covenants and obligations, and preserve, protect and defend its rights, under all Material Project Documents except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

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7.11 Energy Regulation. The Borrower shall take or cause to be taken all necessary or appropriate actions so that it (a) shall be authorized by FERC to sell at wholesale electric energy, capacity and, to the extent applicable, ancillary services at market-based rates with all waivers of regulations and blanket authorizations as are customarily granted by FERC to entities authorized to sell electricity at wholesale at market-based rates, in each case to the extent such authorization is required for the Borrower to sell electricity at wholesale at market-based rates in accordance with all Applicable Law and (b) maintains EWG status pursuant to PUHCA.

7.12 Account Control Agreements. Within 60 days following the Funding Date or the opening of any Local Account, deliver to the Intercreditor Agent and the Collateral Agent customary account control agreements in form and substance reasonably satisfactory to the Collateral Agent (the “Account Control Agreements”) for each of the Local Accounts, entered into by the depositary institution maintaining each Local Account and pursuant to which such depositary institution shall agree to comply solely with the Collateral Agent’s instructions with respect to the disposition of funds in such Local Account upon the occurrence and continuance of an Event of Default and without the consent of any other Person.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that until the Termination Date the Borrower shall not do any of the following:

8.1 Transactions with Affiliates. The Borrower shall not enter into any transaction or group of related transactions (including, without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except on terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower may make the payments permitted by Section 8.8.

8.2 Prohibition on Fundamental Changes; Line of Business.

(a) The Borrower shall not (i) enter into any transaction of merger or consolidation, change its form or jurisdiction of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution), (ii) dispose of all or substantially all of its assets in a single transaction or series of related transactions, or (iii) discontinue its business.

(b) The Borrower shall not form any Subsidiaries or purchase or otherwise acquire all or substantially all of the assets or any class of stock or ownership interest of any other Person or become a general or limited partner in any partnership, a joint venturer in any joint venture or a member in any limited liability company.

(c) The Borrower shall not engage in any business other than the ownership, operation, maintenance, use (including the generation, sale and transmission of electric energy), and financing of the Project and activities reasonably related thereto or reasonable extensions thereof.

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8.3 Terrorism Sanctions Regulations. The Borrower shall not, nor shall it suffer or permit Holdings, to (a) become (including by virtue of being owned or controlled by a U.S. Blocked Person), own or control a U.S. Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, (b) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of any Loan, any Fixed Rate Note or any Letter of Credit) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) engage in any activity that would subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

8.4 Liens. The Borrower shall not create, incur or assume any Lien on or with respect to any of its property or its assets (including any Collateral), whether now owned or held or hereafter acquired, except for Permitted Liens.

8.5 Indebtedness. The Borrower shall not create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except the following (collectively, “Permitted Indebtedness”):

(a) Indebtedness incurred pursuant to any Credit Document;

(b) [Reserved];

(c) unsecured Indebtedness of the Borrower (other than Intercompany Indebtedness) in an aggregate principal amount at any one time outstanding not to exceed $5,000,000;

(d) Purchase Money Indebtedness (including Capital Lease Obligations); provided that the aggregate principal amount and the capitalized portion of such obligations do not at any one time exceed $10,000,000 in the aggregate at any one time outstanding;

(e) unsecured Indebtedness of the Borrower in an aggregate outstanding principal amount not to exceed $15,000,000 owing to any Affiliate of the Borrower so long as such Indebtedness is subordinated in right of payment to the Fixed Rate Notes and the Loans in accordance with the terms of subordination reasonably acceptable to the Intercreditor Agent (“Intercompany Indebtedness”);

(f) Permitted Refinancing Indebtedness to refinance all or any portion of any Indebtedness permitted under this Section; provided that the amount of any such Permitted Refinancing Indebtedness shall be deemed outstanding as the same type of Indebtedness being refinanced for purposes of determining the capacity of the Borrower to create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness (to the extent such capacity is limited hereunder);

(g) [Reserved];

(h) Indebtedness listed on Schedule 8.5(h);

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(i) Performance Guarantees supporting the Project; provided that the terms of any such Performance Guarantee shall be generally consistent with past practice of the Borrower and its Affiliates and in no event shall any such Performance Guarantee be secured by Collateral;

(j) Indebtedness under any Permitted Commodity Hedge and Power Sales Agreement or other Swap Agreement entered into in accordance with Section 8.13;

(k) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business and not in connection with Indebtedness for Borrowed Money;

(l) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Swap Agreements; and

(m) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 8.5, the Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one subsection. For the avoidance of doubt, any Indebtedness permitted to be incurred by the Borrower, as the case may be, under a specific subsection of this Section 8.5 and any Guarantee in respect of such Indebtedness which is also permitted to be incurred by the Borrower, as the case may be, under the same subsection of this Section 8.5 shall not count as two separate amounts of Indebtedness for purposes of calculating compliance with the limitations set forth in such subsection.

8.6 Sale of Assets. The Borrower shall not enter into any Asset Disposition.

8.7 Investments. The Borrower shall not make or hold any Investment, except:

(a) extensions of trade credit in the ordinary course of business;

(b) any Investment in, or that at the time of making such Investment was, Cash Equivalents;

(c) Indebtedness permitted by Section 8.5;

(d) loans and advances to officers, directors and employees of the Borrower in the ordinary course of business (including for reasonable and customary travel, relocation and similar expenses incurred in the ordinary course of business) in an aggregate un-recovered amount (valued at cost) not to exceed (net of any cash return of capital received by the Borrower in respect of any such Investments) $1,000,000 at any one time outstanding;

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(e) to the extent constituting Investments, any reinvestment of Net Cash Proceeds as contemplated by Section 3.3(a);

(f) to the extent constituting Investments, Investments in contracts and other agreements (including Swap Agreements) to the extent otherwise permitted under the Credit Documents;

(g) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business; or

(h) Investments made by the Borrower solely with the proceeds of capital contributions received directly or indirectly from Holdings, provided that such Investments are applied consistent with Section 8.2(c).

To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 8.7, the Borrower may select the subsection to which such Investment shall be deemed a use and in no event shall the same portion of an Investment be deemed a use of more than one subsection.

8.8 Restricted Payments. The Borrower shall not declare or make, or agree to pay or make any Restricted Payment, other than (i) a Restricted Payment which shall be made with proceeds of the Fixed Rate Notes on the Funding Date in connection with the Acquisition as contemplated by Section 7.8 or (ii) a Restricted Payment otherwise expressly permitted under the terms of the Depositary Agreement, unless the following conditions are satisfied as of the most recent Quarterly Date (the “Relevant Date”):

(a) no Default or Event of Default shall have occurred and be continuing or results therefrom;

(b) the Debt Service Coverage Ratio for the period of four (4) consecutive quarters ending on the Quarterly Date immediately prior to such Relevant Date shall be equal to or greater than 1.35 to 1.00; and

(c) the Debt Service Reserve Account have been fully funded in an amount equal to the Debt Service Reserve Requirement.

All Restricted Payments permitted by this Section 8.8 shall be made solely from funds which are available for distribution to the Borrower for such purpose pursuant to the terms of the Depositary Agreement.

8.9 Amendments to Organizational Documents; Etc.

(a) The Borrower shall not make any amendment, modification or change to the Borrower’s limited liability company agreement or certificate of formation that is adverse to the interests of the FRN Holders or the Lender Parties in any material respect without the prior written consent of the Required Financing Parties.

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(b) The Borrower shall not make any change in fiscal year end date from December 31.

(c) The Borrower shall not change its name or the location of its chief executive office, principal place of business or federal identification number without written notice to the Collateral Agent, the Administrative Agent and the FRN Holders within thirty (30) days following such change.

8.10 Material Project Documents; Etc.

(a) The Borrower shall not cause, consent to, or permit, and in relation to the Project as a whole, use Project Commercially Reasonable Efforts to not cause, consent to, or permit, in each case, any termination (except pursuant to the terms thereof), amendment, replacement, modification, assignment, variance or waiver of timely compliance with any terms or conditions of any material Permit or the Material Project Documents to which it is a party other than pursuant to the Security Documents or, with respect to any Material Project Participant, as expressly permitted in the corresponding Material Project Document, except:

(i) the extension of a material Permit or Material Project Document on terms that are not materially adverse to the FRN Holders or Lender Parties shall not require the consent of the Required Financing Parties; or

(ii) any termination, amendment, replacement, modification, variance or waiver of a material Permit or Material Project Document, to the extent that such termination, amendment, replacement, modification, variance or waiver would not reasonably be expected to result in a Material Adverse Effect, it being understood that an amendment or modification to the FERC License No. 2716 in respect of the Project to remove the Bath Transmission Lines from the scope thereof shall not be deemed to result in a Material Adverse Effect.

(b) The Borrower shall not enter into any Additional Project Documents unless (i) entering into such document would not reasonably be expected to result in a Material Adverse Effect, and (ii) the Borrower shall use its commercially reasonable efforts to obtain a Consent for sixty (60) days after entering into such Additional Project Document.

(c) The Borrower shall not cause, consent to, or permit any termination (except pursuant to the terms thereof), amendment, replacement, modification, assignment (except pursuant to the terms thereof), variance or waiver of timely compliance with any terms or conditions of the Bath Minority Management Agreement, except any termination, amendment, replacement, modification, assignment, variance or waiver, to the extent that such any termination, amendment, replacement, modification, assignment, variance or waiver would not reasonably be expected to result in a Material Adverse Effect.

8.11 Maintenance of Accounts. The Borrower shall not open and maintain, or otherwise deposit or withdraw sums from any deposit accounts or securities accounts, other than (a) the Reserve Accounts, the Revenue Account and the Local Account, (b) lock-box accounts required under Energy Management Agreements, (c) (i) payroll accounts with balances that do not exceed $1,000,000 in the aggregate at any time outstanding and (ii) pass-through accounts, zero-balance accounts and similar accounts so long as (x) funds are not held in such accounts for

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more than a one-day period and (y) balances in such accounts do not exceed $3,000,000 in the aggregate at any time outstanding, (d) (i) cash collateral accounts holding initial margin, variation margin, cash collateral or other performance assurance provided to the Borrower by counterparties under any agreement, instrument or other written undertaking to which the Borrower is a party, and (ii) other similar accounts subject to a Permitted Lien, and (e) any other accounts referred to in the Depositary Agreement. After the Funding Date, if the Borrower has insufficient amounts available to fund the Debt Service Reserve Account in an amount equal to the Debt Service Reserve Requirement, the failure to so fund the Debt Service Reserve Account shall not be deemed a Default or an Event of Default hereunder.

8.12 Tax Elections. The Borrower shall not alter its classification from being a Pass-Through Entity for United States federal income tax purposes.

8.13 Swap Agreements. The Borrower shall not enter into any Swap Agreement except in the ordinary course of business and not for the purpose of speculation where (a) a Responsible Officer of the Borrower has reasonably determined that it is on terms fair and reasonable to, the Borrower and that entry into such Swap Agreement would not reasonably be expected to have a Material Adverse Effect, (b) such Swap Agreement does not create any Lien on or with respect to the property or assets of the Borrower other than Permitted Liens and (c) in the case of any Commodity Hedge and Power Sales Agreements it (i) is entered into to hedge against or mitigate the risks of fluctuations in commodity (including transportation) prices or availability to which the Borrower has actual or reasonably expected exposure in and for amounts no more than the Borrower is reasonably expected to use or consume for the purposes thereof and (ii) with respect to physical sales of energy or capacity, commits the Borrower to no more than the reasonably expected uncommitted available output on a net basis (based on physical and economic input availability and output) of the Project taking into account all related Commodity Hedge and Power Sales Agreements of the Project. For the avoidance of doubt, the Borrower may enter into any agreement (including, but not limited to, any guarantee, credit sleeve or similar agreement) providing credit support for any Swap Agreement entered into in accordance with the terms hereof and to the extent otherwise not prohibited by this Agreement.

SECTION 9. EVENTS OF DEFAULT

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)

the Borrower defaults in the payment of: (i) any principal of any Loan, Revolving L/C Unreimbursed Drawing or the Fixed Rate Notes when due in accordance with the terms of the applicable Credit Documents; (ii) any Make-Whole Amount when due in accordance with the terms of the applicable Credit Documents; (iii) any scheduled interest on any Loan, Revolving L/C Unreimbursed Drawing or the Fixed Rate Notes or any fees payable pursuant to the applicable Credit Documents within five Business Days after any such interest or fees become due in accordance with the terms thereof; or (iv) any other amount payable hereunder or under any other Credit Document within 30 days after such amount becomes due in accordance with the terms hereof or thereof; or

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(b)

the Borrower defaults in the performance of or compliance with any obligation or covenant contained in Section 6.2(a), 7.5(a), or Article 8; provided that any Default or Event of Default that occurs and is continuing solely as a result of a failure of the Borrower to provide a notice, a report, a budget, a certificate, financial statements or a similar written deliverable pursuant to Section 6.2(a) (collectively a “Reporting Deliverable”) prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the FRN Holders or the Lender Parties, as applicable, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed; or

(c)

the Borrower or Holdings defaults in the performance of or compliance with any obligation or covenant contained herein (other than those referred to in Section 9(a) or (b)) or in any other Credit Document and such default is not remedied within sixty (60) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from any FRN Holder or the Administrative Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 9(c)); provided, however, that if such default is of a nature that it cannot be reasonably cured within such sixty (60) day period but is susceptible to cure within a longer period, an Event of Default shall not result therefrom so long as the Borrower as promptly as practicable commences action reasonably designed to cure such default and continues to diligently pursue such action and such default is cured within sixty (60) days after the expiration of the initial sixty (60) day grace period; or

(d)

any representation or warranty made in writing by any Obligor under this Agreement or under any other Credit Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; provided that, if the facts giving rise to such false or incorrect representation or warranty are capable of being cured or remedied, such facts are not cured or remedied within thirty (30) days (or if such facts are not susceptible to cure or remedy within thirty (30) days, and such Obligor is proceeding with diligence and in good faith to cure or remedy such facts, such thirty (30) day period shall be extended as may be necessary to cure or remedy such facts, such extended period not to exceed ninety (90) days in the aggregate) after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) such Obligor receiving written notice of such failure from any FRN Holder or the Administrative Agent; or

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(e)

(i) the Borrower is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Borrower is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto, or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(f)

any Obligor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g)

a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor, as the case may be, or any such petition shall be filed against any Obligor and such petition shall not be dismissed within sixty (60) days; or

(h)

a final judgment or judgments (other than judgments fully covered by insurance) for the payment of money aggregating in excess of $10,000,000, including without limitation a final order enforcing a binding arbitration decision, are rendered against the Borrower, which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(i)

(i) the Borrower shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any failure by any Plan that is subject to Title IV of ERISA to satisfy the minimum funding standards (within the

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meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) there is a determination that any Plan that is subject to Title IV of ERISA is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA), (vi) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Financing Parties is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization or endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) of, a Multiemployer Plan or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(j)

(i) any of the Security Documents shall fail to be in full force and effect or fail to provide the Collateral Agent (acting for the benefit of the Secured Parties) the Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby (taken as a whole), or the validity thereof or the applicability thereof to the Fixed Rate Notes, Credit Facilities or any other obligations purported to be secured thereby or any part thereof shall be disaffirmed by or on behalf of the Borrower or (ii) any Equity Interests in the Borrower shall cease to be subject to a first priority perfected Lien in favor of the Collateral Agent; or

(k)	the Borrower shall have voluntarily abandoned the Project for more than ninety (90) consecutive days (other than as a result of an event of force majeure); or

(l)

the Borrower or a Material Project Participant party to a Material Project Document fails to perform or observe any of its material covenants or obligations thereunder or is otherwise in default thereunder after expiration of all applicable grace periods thereunder and as a consequence of such default such Material Project Document is terminated, and such termination would reasonably be expected to result in a Material Adverse Effect; provided that, no such event shall be an Event of Default if within ninety (90) days from the occurrence of any such event, (i) any breaching party resumes performance and otherwise cures such failure to perform or observe its covenants or obligations under such Material

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Project Document, or (ii) the default or breach is by a Material Project Participant and the Borrower enters into an Additional Project Document that meets the standards of a replacement agreement set forth in Section 8.10(b) on pricing and other terms and conditions (taken as a whole) no less favorable to the Borrower than the affected Material Project Document; or

(m)

the Borrower fails to deposit Project Revenues received by the Borrower into the Revenue Account (as defined in the Depositary Agreement) to the extent required by and otherwise in accordance with the Depositary Agreement (it being acknowledged that revenues of the Project being held in lock-box accounts or other arrangements required under Energy Management Agreements shall not be deemed to be received by the Borrower until paid to the Borrower by the applicable energy manager).

SECTION 10. REMEDIES

10.1 Acceleration.

(a) If an Event of Default with respect to any Obligor described in clauses (ii), (iii) or (v) of Section 9(f) or Section 9(g) has occurred, then automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other Credit Facility Obligations (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and FRN Obligations (which shall include the entire unpaid principal amount of the Fixed Rate Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount) and all other amounts owing under this Agreement and the other Credit Documents shall immediately become due and payable.

(b) With respect to the Credit Facility Obligations, if any other Event of Default has occurred and is continuing, either or both of the following actions may be taken, subject in both cases to Section 11.1(g): (1) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (2) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Credit Facility Obligations (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(c) With respect to the FRN Obligations, (1) if any Event of Default specified in Section 9(a) has occurred and is continuing, with the consent of FRN Holders holding more than 33.33% of the aggregate outstanding principal amount of the Fixed Rate Notes, the FRN Holders may, by notice to the Borrower, declare the Fixed Rate Notes (with accrued interest thereon) and all other FRN Obligations (including the Make-Whole Amount) to be due and

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payable forthwith, whereupon the same shall immediately become due and payable and (2) if any Event of Default other than under Section 10.1(a) or 10.1(c)(1) above has occurred and is continuing, with the consent of FRN Holders holding more than 66.67% of the aggregate outstanding principal amount of the Fixed Rate Notes, the FRN Holders may, by notice to the Borrower, declare the Fixed Rate Notes (with accrued interest thereon) and all other FRN Obligations (including the Make-Whole Amount) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

10.2 Cash Collateralization(d) . To the extent not already Cash Collateralized, upon any acceleration of Revolving L/C Obligations pursuant to this Section 10.2, with respect to all applicable Letters of Credit with respect to which presentment for honor shall not have occurred at the time of such acceleration, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 102.5% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Revolving L/C Unreimbursed Drawings shall have been satisfied and all other obligations of the Borrower hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 10.2, the Intercreditor Agreement or the Security Documents, presentment, demand, protest and all other notices of any kind from the Administrative Agent or the Financing Parties with respect to a Default or Event of Default are hereby expressly waived by the Borrower.

10.3 Application of Proceeds(e) . Upon the occurrence and during the continuance of any Event of Default, any proceeds received as a result of the exercise of any remedies by the Financing Parties shall be applied in accordance with the terms of the Depositary Agreement.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers.

(a)

Required Financing Party Consent and Unanimous Consent. Subject to the provisions of this Section 11.1, unless otherwise specified in this Agreement or another Credit Document, the Required Financing Parties and any Obligor that is party to the relevant Credit Document may enter into agreements, waivers or supplements hereto or thereto for the purpose of adding, modifying or waiving any provisions of the Credit Documents or changing in any manner the rights of the Financing Parties, the Agents or any Obligor hereunder or thereunder or waiving any Default or Event of Default; provided that no such agreement, waiver or supplement shall, without the consent of all of the Financing Parties:

(i)	amend any provision of this Section 11.1;

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(ii)	release all or a material portion of the Collateral from the Lien of any of the Security Documents;

(iii)	amend the definition of “Required Financing Parties”;

(iv)	add, modify or waive Section 11.6 in any manner that would permit an assignment by the Borrower of its rights or obligations under this Agreement except as expressly permitted hereunder; or

(v)	amend, modify or waive Section 5.1, Section 5.2 or the conditions precedent set forth therein.

(b)

Affected Party Consent. Notwithstanding anything to the contrary herein, no agreement, waiver or supplement hereto shall, without the prior written consent of the Borrower, Agent and each Financing Party adversely affected thereby, add, modify or waive any provision to the Credit Documents, or change in any manner the rights of any Financing Party, Agent or any Obligor thereunder, so as to:

(i)

change the order of priority of payments set forth in (A) Section 3.1(b) of the Depositary Agreement or (B) amend the definitions of “Required Financing Parties”, “Required Secured Parties” or “Standstill Conditions” under the Intercreditor Agreement, any of the component definitions contained therein, or any other provision thereof specifying the number or percentage of Secured Parties required to exercise remedies with respect to the Collateral, waive, amend or modify any rights under the Intercreditor Agreement or any Security Document or make any determination or grant any consent under the Intercreditor Agreement or any Security Document, in each case without the prior written consent of each Agent or Financing Party adversely affected thereby;

(ii)	amend, modify or waive any provision affecting the rights or duties of a Revolving Facility Issuing Bank without the written consent of such Revolving Facility Issuing Bank;

(iii)	amend, modify or otherwise affect the rights or duties of any Agent without the prior written consent of such Agent;

(iv)	waive the obligations of the Borrower to pay any Make-Whole Amount due without the consent of each FRN Holder to whom such Make-Whole Amount is payable;

(v)	amend any provision requiring the payment of any Make-Whole Amount without the consent of all of the FRN Holders;

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(vi)	cause any Obligations to cease to be secured on a pari passu basis with all other Obligations;

(vii)	add, modify or waive any provisions of the Credit Documents so as to subordinate the Obligations to any other Indebtedness;

(viii)	amend, modify or waive Section 3.3(e) hereof or Section 4.1 of the Intercreditor Agreement; or

(ix)	amend any provision of Section 11.7.

provided that, for the avoidance of doubt, the consent of the Lenders, the Required Lenders, or any Lender Party shall not be required to amend or modify Section 3.3(b), or (f), which the parties acknowledge and agree may be amended, modified, or waived by the Required FRN Holders and the Borrower, as applicable subject to Section 16.1(b) of the Note Purchase Agreement.

(c)

Required Lenders and Required FRN Holders. Notwithstanding anything to the contrary herein or in any other Credit Document, no agreement, waiver or supplement hereto shall without the consent of the Borrower and, (i) (A) without the unanimous consent of the Lenders, amend the definition of “Lenders” or “Required Lenders” or (B) without the unanimous consent of the FRN Holders, amend the definition of “FRN Holders” or “Required FRN Holders”, or any of the component definitions contained therein, or any other provision hereof specifying the number or percentage of Lender Parties or FRN Holders, as applicable, required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or under any other Credit Document, (ii) without the consent of the Required Lenders, (A) increase the aggregate principal amount of the Fixed Rate Notes, (B) increase the interest rate or Make-Whole Amount applicable to the Fixed Rate Notes from that in effect as of the Funding Date, or (C) change the maturity date applicable to the Fixed Rates Notes to a date earlier than the maturity date applicable to the Fixed Rate Notes as of the Funding Date or (iii) without the consent of the Required FRN Holders, increase the amount of the commitments under the Revolving Loan Facility above $70,000,000; provided that no consent of the Required FRN Holders shall be required to extend the maturity of the Revolving Facility or to obtain a replacement revolving credit facility with an aggregate commitment thereunder of up to $70,000,000; provided, further, that any such increase or any commitment under a replacement revolving credit facility, in each case, in excess of the aggregate principal amount of Revolving Commitments existing on the Closing Date shall be available solely for purposes of Letters of Credit.

Aspen Bath – Common Terms Agreement

(d)

Facility Agreements. Notwithstanding anything to the contrary set forth in this Section 11.1, each of the Credit Agreement and the Note Purchase Agreement may be amended, modified or waived in accordance with the terms thereof, without the consent of the Required Financing Parties; provided that no such amendment, modification or waiver may contravene the consent requirements set forth in the other subsections of this Section 11.1.

(e)

Minor Defects. Notwithstanding the other provisions of this Section 11.1, the applicable Obligors or Agents may (but shall have no obligation to) amend or supplement the Credit Documents without the consent of any other Secured Party for the purpose of (i) curing any ambiguity, defect or inconsistency or to correct any typographical errors or other similar mistakes that do not modify the rights and obligations of the parties thereto, (ii) subject to Section 9.3 of the Intercreditor Agreement, (x) making any change that would provide any additional rights or benefits to the Secured Parties or (y) making, completing or confirming any grant of Collateral permitted or required by this Agreement or any of the other Credit Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the other Credit Documents (or, if not addressed therein, not prohibited) and (iii) making administrative or mechanical amendments to this Agreement or any of the other Credit Documents to provide for the addition of obligations secured by the Collateral and the related secured parties and otherwise to effect the intent of Section 9.3(c) of the Intercreditor Agreement or the addition of any Obligor as permitted or required under the Credit Documents so long as such amendments do not modify the rights and obligations of the parties thereto (other than, for the avoidance of doubt, as may result from having additional secured obligations benefiting from the Collateral and additional secured parties voting as provided therein and having other rights of Secured Parties under the Credit Documents). The Intercreditor Agent agrees to deliver to the Financing Parties a copy of each amendment effected pursuant to this Section 11.1(e).

(f)

GAAP Changes. Notwithstanding anything to the contrary contained herein, if at any time any change in GAAP would affect any computation, basket or defined term set forth in any Credit Document, and the Borrower shall at such time or thereafter so request, the Administrative Agent, the FRN Holders and the Borrower shall negotiate in good faith to amend the relevant provisions of the Credit Documents to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such computation, basket or defined term shall continue to be computed in conformity with GAAP but without giving effect to such identified changes to GAAP. Any amendment pursuant to this paragraph shall not require the consent of any Secured Party other than the Administrative Agent and the FRN Holders.

Aspen Bath – Common Terms Agreement

(g)

Affiliated Party Consent. To the extent that any Affiliated Financing Party or Affiliated Debt Fund holds Loans, Commitments or Fixed Rate Notes, no such Affiliated Financing Party or Affiliated Debt Fund, in its capacity as Lender or FRN Holder, shall (i) have any voting or approval rights whatsoever under the Credit Documents (including for purposes of any action requiring the approval of “Required Lenders”, “Required FRN Holders”, “Required Financing Parties”, “Required Secured Parties”, or pursuant to this Section 11.1) other than with respect to those matters set forth in Section 11.1(b), to the extent such Affiliated Financing Party or Affiliated Debt Fund is a Lender or FRN Holder affected thereby, (ii) be permitted to require any Agent or any other Secured Party to undertake any action (or refrain from taking any action) pursuant to or with respect to the Credit Documents, (iii) be permitted to, in its capacity as a Lender or FRN Holder, attend any meeting or conference call with any other Financing Party or Agent or any Obligor, receive any information from any other Financing Party or Agent (other than the right to receive notices of borrowings, notices of prepayments, and other administrative notices in respect of its Loans, Commitments or Fixed Rate Notes required to be delivered pursuant to the applicable Credit Documents) or an Obligor or have any rights of inspection or access relating to an Obligor or (iv) be permitted to make or bring any claim, in its capacity as Lender or FRN Holder, against any other Financing Party or Agent with respect to the duties and obligations of such Person under the Credit Documents other than in the case of a material breach by such Financing Party or Agent to such Affiliated Financing Party or Affiliated Debt Fund (except with respect to any such breaches applicable, to the Lenders or FRN Holders generally unless the other Lenders or FRN Holders as applicable, have made or brought such claims). Notwithstanding anything to the contrary set forth herein, so long as no Event of Default shall have occurred and be continuing, each applicable Affiliated Financing Party or Affiliated Debt Fund shall be entitled, in its respective sole discretion, to cancel or retire any Loans or Fixed Rate Notes held by any Affiliated Financing Party or Affiliated Debt Fund.

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of email, when received, addressed as set forth in Schedule 11.2, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon any Financing Party or Agent shall not be effective until received. Each party hereto may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided, further, that any information required to be delivered by the Borrower to any FRN Holder pursuant to Section 6.1(a), 6.1(b) or 6.2 (a) may be delivered electronically by posting such information on DebtDomain, IntraLinks, Syndtrak or another similar electronic system that is maintained by or on behalf of the Borrower (the “Platform”), so long as each FRN Holder has been provided access to the Platform. To the extent that the Borrower delivers (or causes to be delivered) any information that is required to be delivered pursuant to Section 6.1(a), 6.1(b) or 6.2(a) to the Administrative Agent (for further distribution by the Administrative Agent to the Lender Parties) and (b) to the Platform, such delivery by or on behalf of the Borrower shall be sufficient for compliance by the Borrower with respect to the information so delivered.

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11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Financing Party, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery thereof and the making of the Loans, the issuance of the Fixed Rate Notes and other extensions of credit thereunder.

11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent, the Intercreditor Agent, the Collateral Agent, the Joint Coordinating Lead Arrangers and the FRN Holders for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the syndication, consummation and administration of the transactions contemplated hereby and thereby, including (i) the reasonable fees and disbursements of counsel to the Administrative Agent, the Intercreditor Agent and the Collateral Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Funding Date (in the case of amounts to be paid on the Funding Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent, the Intercreditor Agent or the Collateral Agent, as applicable, shall deem appropriate, in each case where applicable, pursuant to and subject to the terms of the Fee Letters and (ii) the reasonable and documented fees and out of pocket costs and expenses of the Independent Engineer in connection with services rendered to the Administrative Agent and each FRN Holder with respect to the administration of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, (b) to pay or reimburse each Financing Party, the Administrative Agent, the Intercreditor Agent and the Collateral Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees and disbursements of counsel to each Financing Party, of counsel to the Administrative Agent, of counsel to the Intercreditor Agent and of counsel to the Collateral Agent, (c) to pay, indemnify, and hold each Financing Party, the Administrative Agent, the Intercreditor Agent and the Collateral Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions

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contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify and hold each Financing Party, the Administrative Agent, the Intercreditor Agent and the Collateral Agent and their respective officers, directors, employees, affiliates, advisors, trustees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses of any kind or nature whatsoever (other than any taxes except for such taxes and any penalties, interest and expenses arising therefrom or with respect thereto required to be paid by the Borrower under the applicable Credit Documents) with respect to the execution, delivery, enforcement and performance of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the Fixed Rate Notes or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Obligor under any Credit Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and hereby waives all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to General Counsel, at the address of the Borrower set forth in Schedule 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent, the Intercreditor Agent, the Collateral Agent and each FRN Holder. The agreements in this Section 11.5 shall survive the termination of this Agreement and the repayment of the Obligations.

11.6 Successors and Assigns; Participations and Assignments.

(a)

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Financing Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)

Each Financing Party may assign or transfer its rights or obligations under this Agreement in accordance with the terms of the Credit Agreement and the Note Purchase Agreement, as applicable; provided that, concurrently with the consummation of any such assignment, the relevant assignee shall execute a Joinder pursuant to which it will become party to this Agreement and the other Credit Documents.

Aspen Bath – Common Terms Agreement

(c)

Any Financing Party shall, promptly after any assignment of its rights and obligations hereunder, notify the Borrower and each other Financing Party thereof; provided that the assignment shall be effective regardless of whether such notice is provided.

11.7 Adjustments; Set-off.

(a)

Except to the extent that this Agreement, any other Credit Document or a court order expressly provides for payments to be allocated to a particular Financing Party or to the Financing Parties, if any Financing Party (a “Benefited Financing Party”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment or participation made pursuant to the Credit Documents), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f) or (g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Financing Party, if any, in respect of the Obligations owing to such other Financing Party, such Benefited Financing Party shall purchase for cash from the other Financing Parties a participating interest in such portion of the Obligations owing to each such other Financing Party, or shall provide such other Financing Parties with the benefits of any such collateral, as shall be necessary to cause such Benefited Financing Party to share the excess payment or benefits of such collateral ratably with each of the Financing Parties; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Financing Party, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. This Section 11.7(a) shall survive the termination of this Agreement.

(b)

In addition to any rights and remedies of the Financing Parties provided by applicable law, each Financing Party shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable and not paid by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Financing Party, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Financing Party agrees promptly to notify the Intercreditor Agent and the Borrower after any such application made by such Financing Party; provided that the failure to give such notice shall not affect the validity of such application.

Aspen Bath – Common Terms Agreement

(c)

The rights of each Lender Party and its respective Affiliates under this Section 11.7 are in addition to other rights and remedies (including other rights of set-off) that such Lender Party or its respective Affiliates may have.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Collateral Agent.

11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Credit Documents represent the entire agreement of the Borrower, the Financing Parties and the Agents with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Financing Parties and the Agents relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a)

submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents (other than the Mortgages) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, in each case residing in the County of New York, and appellate courts from any thereof;

(b)

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

Aspen Bath – Common Terms Agreement

(c)

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid to such party at its address set forth in Schedule 11.2 or at such other address of which the other parties shall have been notified pursuant thereto;

(d)

agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Agents and the Financing Parties to sue in any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment; and

(e)

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages.

11.13 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)

neither any Agent nor any Financing Party has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Agent and the Financing Parties, on one hand, and Holdings or the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)

no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Financing Parties or among Holdings, the Borrower, and the Financing Parties.

11.14 Confidentiality.

(a)

Each of the Agents and each Financing Party agrees to keep confidential all Confidential Information. For the purposes of this Section 11.14, “Confidential Information” means information delivered to the Agents or any Financing Party by or on behalf of the Borrower in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any other Credit Document that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Financing Party as being confidential information of the Borrower, provided that such term does not include information that (i) was publicly known or otherwise known to such Financing Party prior to the time of such disclosure, (ii) subsequently becomes publicly known

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through no act or omission by such Financing Party or any Person acting on such Financing Party’s behalf, (iii) otherwise becomes known to such Financing Party other than through disclosure by or on behalf of the Borrower or (iv) constitutes financial statements delivered to such Financing Party under Section 5.1 or Section 6.1 hereof that are otherwise publicly available.

(b)

Each Financing Party will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Financing Party in good faith to protect confidential information of third parties delivered to such Financing Party, provided that such Financing Party may deliver or disclose Confidential Information to (i) its or its affiliates’ directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment pursuant to the Credit Documents), (ii) its auditors (on a confidential basis), and its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.14, (iii) any Agent or any other Financing Party, (iv) any prospective or actual Transferee, any FRN Holder to which it sells or offers to sell a Fixed Rate Note or any part thereof or any participation therein, any direct or indirect counterparty (or its Related Parties) to any Swap Agreement, or any professional advisor to the above parties (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 11.14), (v) any Person from which it offers to purchase any Security of the Borrower (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 11.14), (vi) upon the request or demand of any Governmental Authority, including any federal or state regulatory authority having jurisdiction over such Financing Party, (vii) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Applicable Law, (viii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Financing Party’s investment portfolio, (ix) subject to an agreement to be bound by the provisions of this Section 11.14, to any credit insurance provider relating to any Obligor or the Secured Obligations, or (x) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Financing Party, (B) in response to any subpoena or other legal process, (C) in connection with any litigation or similar proceeding to which such Financing Party is a party, (D) if an Event of Default has occurred and is continuing, to the extent such Financing Party may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Financing Party’s Loans or Fixed Rate Notes, as applicable, and the other Credit Documents or (E) if agreed by the Borrower or Holdings in its sole discretion.

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(c)

Each Financing Party and each Agent acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include Confidential Information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of Confidential Information and that it will handle such Confidential Information in accordance with those procedures and applicable law, including federal and state securities laws.

(d)

In the event that as a condition to receiving access to information relating to the Borrower or its Affiliates in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Financing Party or Agent is required to agree to a confidentiality undertaking (whether through IntraLinks or otherwise) which is different from the terms of this Section 11.14, the terms of this Section 11.14 shall, as between such Financing Party or such Agent and the Borrower and other Obligors, supersede the terms of any such other confidentiality undertaking.

11.15 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16 USA Patriot Act. Each of the Agents and each Financing Party hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Obligor, which information includes names and addresses and other information that will allow such Agent or Financing Party to identify the Borrower and each other Obligor in accordance with the Patriot Act. The Borrower shall, promptly following a request by any Agent or Financing Party, provide all documentation and other information that the relevant Agent or Financing Party reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

11.17 Scope of Liability.

(a)

Except as set forth in this Section 11.17, notwithstanding anything to the contrary in this Agreement, any other Credit Document or any other document, certificate or instrument executed by any Obligor pursuant hereto or thereto, none of the Secured Parties shall have any claims with respect to the transactions contemplated hereunder or thereunder against the Sponsor its members or any of its or their respective Affiliates (other than the Borrower and, solely to the extent of the interests of Holdings in

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the Collateral, Holdings), any present or future holder (whether direct or indirect) of any Equity Interest in any Obligor (other than any such Equity Interest owned by another Obligor), or, in the case of any of their respective Affiliates (other than the Obligors), shareholders, officers, directors, employees, representatives, controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this Section 11.17 shall not (i) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Credit Document and the same shall continue (subject to clause (iv) below, but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed, or performed; (ii) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral); (iii) limit or restrict the right of any Secured Party (or any assignee, beneficiary or successor to any of them) to name any Obligor or any other person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Credit Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in other provisions of this Section 11.17; (iv) in any way limit or restrict any right or remedy of any Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any actual fraud (which shall not include innocent or negligent misrepresentation), willful misrepresentation, fraudulent conveyance or misappropriation of revenues, profits or proceeds from or of any Project or any Collateral, that should or would have been paid as provided herein or paid or delivered any Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Credit Document; or (v) affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any of the Non-Recourse Persons (or any security granted by the Non-Recourse Persons in support of the obligations of any person) under or in connection with any Credit Document (or as security for the Obligations).

(b)

The limitations on recourse set forth in this Section 11.17 shall survive the termination of this Agreement, the termination of all Commitments and the full payment and performance of the Obligations hereunder and under the other Credit Documents.

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11.18 Joint Coordinating Lead Arrangers. The Joint Coordinating Lead Arrangers shall not have any duties or responsibilities hereunder or any other Credit Document in their respective capacities as such.

11.19 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BATH COUNTY ENERGY, LLC,
as Borrower

By:	/s/ Richard Roloff
Name: Richard Roloff
Title: Senior Vice President

[Signature Page to Aspen Bath Common Terms Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/ Andre La Brie
Name: Andre La Brie
Title: Authorized Signatory

[Signature Page to Aspen Bath Common Terms Agreement]

MORGAN STANLEY BANK, N.A.,
as Lender and Revolving Facility Issuing Bank

By:	/s/ Andre La Brie
Name: Andre La Brie
Title: Authorized Signatory

[Signature Page to Aspen Bath Common Terms Agreement]

BNP PARIBAS,
as Lender

By:	/s/ Ravina Advani
Name: Ravina Advani
Title: Managing Director

By:	/s/ Matthew Mulligan
Name: Matthew Mulligan
Title: Vice President

[Signature Page to Aspen Bath Common Terms Agreement]

CITIBANK, N.A.,
as Lender

By:	/s/ Frederick Campbell
Name: Frederick Campbell
Title: Vice President

[Signature Page to Aspen Bath Common Terms Agreement]

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
By:	Allianz Global Investors U.S. LLC
As the authorized signatory and investment manager
as FRN Purchaser

By:	/s/ Charles J. Dudley
Name: Charles J. Dudley
Title: Managing Director

[Signature Page to Aspen Bath Common Terms Agreement]

GENWORTH LIFE INSURANCE COMPANY,
as FRN Purchaser

By:	/s/ Stuart Shepetin
Name: Stuart Shepetin
Title: Investment Officer

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY,
as FRN Purchaser

By:	/s/ Stuart Shepetin
Name: Stuart Shepetin
Title: Investment Officer

[Signature Page to Aspen Bath Common Terms Agreement]

NATIONWIDE LIFE INSURANCE COMPANY,
as FRN Purchaser

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY,
as FRN Purchaser

By:	/s/ Jason M. Comisar
Name: Jason M. Comisar
Title: Authorized Signatory

[Signature Page to Aspen Bath Common Terms Agreement]

PACIFIC LIFE INSURANCE COMPANY,
as FRN Purchaser

By:	/s/ Matthew A. Levene
Name: Matthew A. Levene
Title: Assistant Vice President

By:	/s/ Peter S. Fiek
Name: Peter S. Fiek
Title: Assistant Secretary

[Signature Page to Aspen Bath Common Terms Agreement]

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY, by AEGON USA Investment Management, LLC, its investment manager as FRN Purchaser

By:	/s/ Frederick B. Howard
Name: Frederick B. Howard
Title: Vice President

TRANSAMERICA LIFE INSURANCE COMPANY, by AEGON USA Investment Management, LLC, its investment manager as FRN Purchaser

By:	/s/ Frederick B. Howard
Name: Frederick B. Howard
Title: Vice President

TLIC IRONWOOD RE CORP, by AEGON USA Investment Management, LLC, its investment manager as FRN Purchaser

By:	/s/ Frederick B. Howard
Name: Frederick B. Howard
Title: Vice President

[Signature Page to Aspen Bath Common Terms Agreement]

AMERICAN FIDELITY ASSURANCE COMPANY
INVESTMENT MASTER TRUST OF EXELIS INC.,
as FRN Purchasers
By:	Voya Investment Management Co. LLC, as Agent

By:	/s/ Fitzhugh L. Wickham III
Name: Fitzhugh L. Wickham III
Title: Vice President

[Signature Page to Aspen Bath Common Terms Agreement]

VOYA INSURANCE AND ANNUITY COMPANY
VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY
SECURITY LIFE OF DENVER INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
as FRN Purchasers
By:	Voya Investment Management Co. LLC, as Agent

By:	/s/ Fitzhugh L. Wickham III
Name: Fitzhugh L. Wickham III
Title: Vice President

[Signature Page to Aspen Bath Common Terms Agreement]

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,
as FRN Purchaser

By:	/s/ Joseph R. Cantey Jr.
Name: Joseph R. Cantey Jr.
Title: Senior Director

[Signature Page to Aspen Bath Common Terms Agreement]

AMERICAN GENERAL LIFE INSURANCE COMPANY
THE VARIABLE ANNUITY LIFE INSURANCE COMPANY,
By:	AIG Asset Management (U.S.), LLC, as Investment Adviser
as FRN Purchaser

By:	/s/ John Pollock
Name: John Pollock
Title: Managing Director

[Signature Page to Aspen Bath Common Terms Agreement]